Exhibit 10.13

CREDIT AND GUARANTEE AGREEMENT
dated as of
January 10, 2008
among
BLOCK FINANCIAL LLC,
as Borrower,
H&R BLOCK, INC.,
as Guarantor,
and
HSBC FINANCE CORPORATION,
as Lender
$3,000,000,000 REVOLVING CREDIT FACILITY

NOTE: CERTAIN MATERIAL HAS BEEN OMMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE LOCATIONS OF THESE OMISSIONS ARE INDICATED THROUGHOUT THE AGREEMENT BY THE FOLLOWING MARKINGS: [***].

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Page

SECTION 4.3. Each Loan	25

ARTICLE V AFFIRMATIVE COVENANTS	25

SECTION 5.1. Financial Statements and Other Information	25
SECTION 5.2. Notices of Material Events	27
SECTION 5.3. Existence; Conduct of Business	27
SECTION 5.4. Payment of Taxes	27
SECTION 5.5. Maintenance of Properties; Insurance	27
SECTION 5.6. Books and Records; Inspection Rights	28
SECTION 5.7. Compliance with Laws	28
SECTION 5.8. Use of Proceeds	28
SECTION 5.9 Additional Collateral	29

ARTICLE VI NEGATIVE COVENANTS	28

SECTION 6.1. Adjusted Net Worth	28
SECTION 6.2. Indebtedness	29
SECTION 6.3. Liens	31
SECTION 6.4. Fundamental Changes; Sale of Assets	33
SECTION 6.5. Transactions with Affiliates	33
SECTION 6.6. Restrictive Agreements.	34

ARTICLE VII GUARANTEE	34

SECTION 7.1. Guarantee	34
SECTION 7.2. Delay of Subrogation	35
SECTION 7.3. Amendments, etc. with respect to the Obligations; Waiver of Rights	36
SECTION 7.4. Guarantee Absolute and Unconditional	36
SECTION 7.5. Reinstatement	37
SECTION 7.6. Payments	37

ARTICLE VIII EVENTS OF DEFAULT	37

ARTICLE IX	40

[RESERVED]	40

ARTICLE X MISCELLANEOUS	40

SECTION 10.1. Notices	40
SECTION 10.2. Waivers; Amendments	41
SECTION 10.3. Expenses; Indemnity; Damage Waiver	41
SECTION 10.4. Successors and Assigns	42
SECTION 10.5. Survival	43

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SCHEDULES:

Schedule 3.4(a)	Guarantee Obligations
Schedule 3.6	Disclosed Matters
Schedule 3.13	Subsidiaries
Schedule 6.2	Existing Indebtedness
Schedule 6.3	Existing Liens
Schedule 6.4(b)	Additional Businesses
Schedule 6.6	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Security Agreement
Exhibit B	Form of Control Agreement
Exhibit C	Form of HSBC TFS Letter
Exhibit D	Form of Opinion of Stinson Morrison Hecker LLP

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CREDIT AND GUARANTEE AGREEMENT
          CREDIT AND GUARANTEE AGREEMENT, dated as of January 10, 2008, among BLOCK FINANCIAL LLC, a Delaware limited liability company, as Borrower, H&R BLOCK, INC., a Missouri corporation, as Guarantor, and HSBC FINANCE CORPORATION, a Delaware corporation, as Lender.
          WHEREAS, the Borrower has requested that the Lender provide a short-term revolving credit facility in an amount of $3,000,000,000;
          WHEREAS, the Guarantor has agreed to guarantee all of the Borrower’s obligations hereunder; and
          WHEREAS, the Lender is willing to provide a short-term revolving credit facility to the Borrower on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the agreements herein and in reliance upon the representations and warranties set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1.   Defined Terms. Capitalized terms used in this Agreement that are not defined below or otherwise herein shall have the meanings set forth in the Appendix of Defined Terms and Rules of Construction attached as Appendix A to the Retail Settlement Products Distribution Agreement. As used in this Agreement, the following terms have the meanings specified below:
     “Adjusted Net Worth” means, at any time, Consolidated Net Worth of the Guarantor without giving effect to reductions in stockholders’ equity as a result of repurchases by the Guarantor of its own Capital Stock subsequent to April 30, 2005 in an aggregate amount not exceeding $350,000,000.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, neither the Guarantor nor any of its Subsidiaries shall be deemed to Control any of its franchisees by virtue of provisions in the relevant franchise agreement regulating the business and operations of such franchisee.
     “Agreement” means this Credit and Guarantee Agreement.
     “Availability Period” means the period from and including the first day in 2008 on which the U.S. Internal Revenue Service accepts electronic filings of personal tax returns (or, if later, the Closing Date) to but excluding the earlier of the Revolving Termination Date and the date of termination of the Commitments.

     “Average Weekly LIBOR” means [***] .
     “Bank Revolvers” means, collectively, (i) the Five-Year Credit and Guarantee Agreement dated as of August 10, 2005 among the Borrower, the Guarantor, various financial institutions and JPMorgan Chase Bank N.A., as Administrative Agent, as amended by the First Amendment thereto dated as of November 28, 2006 and the Second Amendment thereto dated as of November 19, 2007, and any restatement, extension, renewal and replacement thereof (regardless of whether the amount available thereunder is changed or the term thereof is modified) and (ii) the Amended and Restated Five-Year Credit and Guarantee Agreement, dated as of August 10, 2005, among the Borrower, the Guarantor, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by the First Amendment thereto dated as of November 28, 2006 and the Second Amendment thereto dated as of November 19, 2007, and any restatement, extension, renewal and replacement thereof (regardless of whether the amount available thereunder is changed or the term thereof is modified).
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Block Financial LLC, a Delaware limited liability company and a wholly-owned indirect Subsidiary of the Guarantor.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by (i) any “Lender” as defined in a Bank Revolver, (ii) any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 or (iii) any other bank if, and to the extent, covered by FDIC insurance; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any “Lender” as defined in a Bank Revolver or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any “Lender” as defined in a Bank Revolver or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; (i) interests in privately offered investment funds under Section 3(c)(7) of the U.S. Investment Company Act of 1940 where such interests are (i) freely transferable and (ii) rated AAA by S&P or Aaa by Moody’s; and (j) one month LIBOR floating rate asset backed securities that are (i) freely transferable and (ii) rated AAA by S&P or Aaa by Moody’s.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the board of directors of the Guarantor nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Guarantor by any Person or group; or (d) the failure of the Guarantor to own, directly or indirectly, shares representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.9(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” has the meaning assigned to such term in Section 10.13.
     “Closing Date” means the date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 10.2).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means the commitment of the Lender to make Loans, subject to the terms and conditions of this Agreement, in an amount not to exceed (i) $3,000,000,000 from the first day in 2008 on which the U.S. Internal Revenue Service accepts electronic filings of personal tax returns through and including March 30, 2008 and (ii) thereafter, $120,000,000, as such commitment may be reduced from time to time pursuant to Section 2.4.
     “Consolidated Net Worth” means, at any time, the total amount of stockholders’ equity of the Guarantor and its consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agreement” means the Investment Account Control Agreement between the Borrower, the Lender and the Securities Intermediary referred to therein in substantially the form of Exhibit B hereto.
     “Credit Parties” means the collective reference to the Borrower and the Guarantor.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means (a) matters disclosed in the Borrower’s public filings with the Securities and Exchange Commission prior to January 10, 2008 and (b) the actions, suits, proceedings and environmental matters disclosed in Schedule 3.6.
     “dollars” or “$” refers to lawful money of the United States of America.

     “Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, to the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Loan, means that such Loan is bearing interest at a rate determined by reference to the LIBO Rate.
     “Events of Default” has the meaning assigned to such term in Article VIII.
     “Excluded Taxes” means, with respect to the Lender or any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which the Lender is organized or in which its principal office is located or in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
     “Federal Funds Effective Rate” means for each day, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Lender, at approximately 2:00 p.m., New York City time, on such day for dollar deposits in immediately available funds, in an amount comparable to the outstanding principal amount of the Loans, as determined by the Lender and rounded upwards, if necessary, to the nearest 1/100 of 1%.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Guarantor, as the context may require.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Guarantee Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal as of any date of determination to the stated determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (unless such Guarantee Obligation shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the amount as of any date of determination of the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
     “Guarantor” means H&R Block, Inc., a Missouri corporation.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “HSBC RAL” means “HSBC RAL” as such term is defined in the Appendix of Defined Terms and Rules of Construction attached as Appendix A to Retail Settlement Products Distribution Agreement.
     “HSBC TFS” means HSBC Taxpayer Financial Services, Inc., a Delaware corporation.
     “HSBC TFS Letter” means a letter agreement between the Borrower, HSBC TFS and the Lender in substantially the form of Exhibit C hereto.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) for purposes of Section 6.2 only, all preferred stock issued by a Subsidiary of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of a Person shall not include obligations with respect to funds held by such Person in custody for, or for the benefit of, third parties which are to be paid at the direction of such third parties (and are not used for any other purpose).
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning assigned to such term in Section 10.3(b).
     “Indirect RAL Participation Transaction” means any transaction by the Guarantor or any Subsidiary involving (a) an investment in a partnership, limited partnership, limited liability company, limited liability partnership, business trust or other pass-through entity which is partially owned by the Guarantor or any Subsidiary, (b) the purchase by such pass-through entity of refund anticipation loans or participation interests in refund anticipation loans (and/or related rights and interests), and (c) the distribution of cash flow received by such pass-through entity with respect to such refund anticipation loans or participation interests therein to the owners of such pass-through entity.
     “Information” has the meaning assigned to such term in Section 10.12.
     “LIBO Rate” means [***] .
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that clause (c) above shall be deemed not to include stock options granted by any Person to its directors, officers or employees with respect to the Capital Stock of such Person.
     “Loan Documents” means this Agreement, the Security Agreement, the Control Agreement, the HSBC TFS Letter and the Notes, if any.
     “Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.
     “Margin” means [***] % per annum.
     “Margin Stock” means any “margin stock” as defined in Regulation U of the Board.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Guarantor and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
     “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties and any Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that the Credit Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Material Subsidiary” means any Subsidiary of any Credit Party, other than OOMC, the aggregate assets or revenues of which, as of the last day of the most recently ended fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b), when aggregated with the assets or revenues of all other Subsidiaries with respect to which the actions contemplated by Section 6.4 are taken, are greater than 5% of the total assets or total revenues, as applicable, of the Guarantor and its consolidated Subsidiaries, in each case as determined in accordance with GAAP.
     “Maximum Rate” has the meaning assigned to such term in Section 10.13.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notes” means the collective reference to any promissory note evidencing Loans.
     “Obligations” means, collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Security Agreement, the Control Agreement, the HSBC TFS Letter, any Note or any other document made, delivered or given in connection herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
     “OOMC” means Option One Mortgage Corporation, a California corporation, and all of its subsidiaries.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning assigned to such term in Section 10.4(c).
     “Participation Agreement” means the First Amended and Restated HSBC Refund Anticipation Loan and IMA Participation Agreement, dated as of November 13, 2006, as amended from time to time, and any restatement, extension, renewal and replacement thereof, by and among the Borrower, HSBC Bank USA, National Association, HSBC TFS and HSBC Trust Company (Delaware), National Association.
     “Participation Interest” means a “Participation Interest” as defined in the Participation Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” means:
     (a) judgment Liens in respect of judgments not constituting an Event of Default under clause (k) of Article VIII;
     (b) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

     (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Credit Parties or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Proceeding” means any suit, action or proceeding arising out of or relating to this Agreement, the Security Agreement, the Control Agreement or the HSBC TFS Letter, or for recognition or enforcement of any judgment.
     “Purchase Price” means “Purchase Price” as such term is defined in the Appendix of Defined Terms and Rules of Construction attached as Appendix A to Retail Settlement Products Distribution Agreement.
     “RAL Receivables Amount” means, at any time, the difference (but not less than zero) between (i) the aggregate amount of funds received by the Guarantor, any Subsidiary or any qualified or unqualified special purpose entity created by any Subsidiary with respect to the transfer of refund anticipation loans, or participation interests in refund anticipation loans (and/or related rights and interests), to any third party in any RAL Receivables Transaction, at or prior to such time, minus (ii) the aggregate amount received by all such third parties with respect to the transferred refund anticipation loans, or participation interests in refund anticipation loans (and/or related rights and interests), in all RAL Receivables Transactions, at or prior to such time, excluding from the amounts received by such third parties, the aggregate amount of any origination, set up, structuring or similar fees, all implicit or explicit financing expenses and all indemnification and reimbursement payments paid to such any third party in connection with any RAL Receivables Transaction.
     “RAL Receivables Transaction” means any securitization, on — or off — balance sheet financing or sale transaction, involving refund anticipation loans, or participation interests in refund anticipation loans (and/or related rights and interests), that were acquired by the Guarantor, any Subsidiary or any qualified or unqualified special purpose entity created by any Subsidiary.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Restricted Margin Stock” means all Margin Stock owned by the Guarantor and its Subsidiaries to the extent the value of such Margin Stock does not exceed 25% of the value of all assets of the Guarantor and its Subsidiaries (determined on a consolidated basis) that are subject to the provisions of Section 6.3 and 6.4.
     “Retail Settlement Products Distribution Agreement” means the HSBC Retail Settlement Products Distribution Agreement, dated as of September 23, 2005, as amended by the Joinder and First Amendment to Program Contracts dated as of November 10, 2006 and the Second Amendment to Program Contracts dated as of November 13, 2006, and as further amended from time to time, and any restatement, extension, renewal and replacement thereof, by and among the parties thereto, including, the Lender and the Guarantor.
     “Revolving Credit Exposure” means with respect to the Lender at any time, the outstanding principal amount of the Lender’s Loans.
     “Revolving Termination Date” means the earlier of (i) June 30, 2008 and (ii) the first day after April 15, 2008 on which the aggregate outstanding amount of the Participation Interests purchased by the Borrower in HSBC RALs under the Participation Agreement which have been financed by the making of Loans is less than $60,000,000.
     “RSM” means RSM McGladrey, Inc., a Delaware corporation.
     “S&P” means Standard & Poor’s Ratings Services.
     “Security Agreement” means a Security Agreement between the Borrower and the Lender in substantially the form of Exhibit A hereto.

     “Servicing Agreement” means the First Amended and Restated HSBC Settlement Products Servicing Agreement dated as of November 13, 2006 , as amended from time to time, and any restatement, extension, renewal and replacement thereof, among HSBC Bank USA, National Association, HSBC TFS, HSBC Trust Company (Delaware), N.A., and the Borrower.
     “Short-Term Debt” means, at any time, the aggregate amount of Indebtedness of the Guarantor and its Subsidiaries at such time (excluding seasonal Indebtedness of H&R Block Canada, Inc.) having a final maturity less than one year after such time, determined on a consolidated basis in accordance with GAAP, plus the aggregate amount of Indebtedness at such time under the Bank Revolvers, minus (a) to the extent otherwise included therein, Indebtedness outstanding at such time (i) under mortgage facilities secured by mortgages and related assets, (ii) incurred to fund servicing obligations required as part of servicing mortgage backed securities in the ordinary course of business, (iii) incurred and secured by broker-dealer Subsidiaries in the ordinary course of business and (iv) deposits and other customary banking related liabilities incurred by banking Subsidiaries in the ordinary course of business, (b) the excess, if any, of (i) the aggregate amount of cash and Cash Equivalents held at such time in accounts of the Guarantor and its Subsidiaries (other than broker-dealer Subsidiaries and banking Subsidiaries) to the extent freely transferable to the Credit Parties and capable of being applied to the Obligations without any contractual, legal or tax consequences over (ii) $15,000,000 and (c) to the extent otherwise included therein, the current portion of long term debt.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Notwithstanding the foregoing, no entity shall be considered a “Subsidiary” solely as a result of the effect and application of FASB Interpretation No. 46R (Consolidation of Variable Interest Entities). Unless the context shall otherwise require, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor, including the Borrower and the Subsidiaries of the Borrower.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Facility Commitments” means the sum of the total “Commitments” under and as defined in the Bank Revolvers.

     “Total Facility Loan Outstandings” has the meaning assigned to such term in Section 6.2.
     “Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof, and the granting of the security provided for in the Security Agreement.
     “Unrestricted Margin Stock” means all Margin Stock owned by the Guarantor and its Subsidiaries other than Restricted Margin Stock.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.2.   Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.3.   Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
THE CREDITS
          SECTION 2.1.   Commitment. Subject to the terms and conditions set forth herein (including the proviso at the end of Section 6.2), the Lender agrees to make revolving loans (“Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Lender’s Revolving Credit Exposure exceeding the Lender’s Commitment as then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
          SECTION 2.2.   Loans. Subject to Section 2.8, all Loans shall be comprised entirely of Eurodollar Loans in accordance herewith. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          SECTION 2.3.   Funding of Loans. As provided in the HSBC TFS Letter, HSBC TFS shall notify the Lender of the aggregate amount of the Purchase Price for the Participation Interests to be purchased by the Borrower under the Participation Agreement on any Business Day at the same time as HSBC TFS notifies the Borrower of such amount, but in any event not later than 9:30 a.m. New York City time on such Business Day. Subject to the terms and conditions of this Agreement, the Lender shall make a Loan in the amount so notified in respect of each Business Day by wire transfer of immediately available funds to or as instructed by HSBC TFS by 4:30 p.m., New York City time, on such Business Day; provided, that if the Borrower shall notify the Lender and HSBC TFS not later than one hour after the notification by HSBC TFS referred to in the preceding sentence that the Borrower does not wish to borrow all or some of the amount so notified by HSBC TFS, then the Lender shall make a Loan in such lesser amount, if any, specified in such notice of the Borrower. The Borrower hereby irrevocably (i) authorizes and instructs the Lender to make Loans by transfer of Loan proceeds directly to or as instructed by HSBC TFS as provided in the preceding sentence and (ii) acknowledges and agrees that Loans will not be disbursed in any other manner or for any other purpose than to fund the purchase by the Borrower of Participation Interests in HSBC RALs under the Participation Agreement. Notices under this Section 2.3 shall be made by telephone discussion with a representative of the Person being notified (and not by voicemail or other form of recorded message) and promptly confirmed by fax. Absent manifest error, the Lender shall be entitled to rely without further inquiry on notices and information received from HSBC TFS or the Borrower as contemplated in this Section 2.3
          SECTION 2.4.   Termination and Reduction of Commitment. (a) Unless previously terminated, the Commitment shall terminate on the Revolving Termination Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the

Loans in accordance with Section 2.6, the Revolving Credit Exposure would exceed the Commitment.
          (c) The Borrower shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender) on or prior to the specified effective date if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
          SECTION 2.5.   Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender (i) the unpaid principal amount of the Loans on March 31, 2008 to the extent that such principal amount exceeds the Commitment on such date and (ii) the then unpaid principal amount of each Loan on the Revolving Termination Date.
          (b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
          (c) The entries made in the account maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (d) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein. In addition, upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the promissory note, the Borrower will issue, in lieu thereof, a replacement promissory note in the same principal amount thereof and otherwise of like tenor.
          SECTION 2.6.   Prepayment of Loans. (a) The Borrower (i) shall have the right at any time and from time to time voluntarily to prepay the Loans in whole or in part without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section, and (ii) shall prepay the Loans from time to time in whole or in part without premium or penalty in accordance with paragraph (c) of this Section.

          (b) The Borrower shall notify the Lender by telephone discussion with a representative of the Lender (and not by voicemail or other form of recorded message) (confirmed by telecopy) of any voluntary prepayment of Loans under Section 2.6(a)(i), not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Loans to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.4, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.4.
          (c) The Borrower shall prepay the principal of the Loans in an amount equal to (i) 97% of the amount of all payments constituting repayment of HSBC RALs in which the Borrower has purchased a Participation Interest that has been financed by the Lender which are remitted to the Borrower by HSBC TFS under Section 3.4(b)(iii) of the Servicing Agreement, and (ii) 97% of the amount of all repurchases of Participation Interests by HSBC TFS under Section 6 of the Participation Agreement as to Participation Interests that have been financed by the Lender. In the HSBC TFS Letter, the Borrower will irrevocably authorize and instruct (A) HSBC TFS, as Servicer under the Servicing Agreement, to pay 97% of all amounts from time to time to be remitted to the Borrower by the Servicer under Section 3.4(b)(iii) of the Servicing Agreement in respect of Participation Interests financed by the Lender directly to the Lender for application to the prepayment of the Loans under this Section 2.6(c) and (B) HSBC TFS to pay 97% of all amounts otherwise payable to the Borrower in respect of the repurchase under Section 6 of the Participation Agreement of Participation Interests in HSBC RALs that have been financed by the Lender directly to the Lender for application to the prepayment of the Loans under this Section 2.6(c). The Lender shall be entitled to rely without further inquiry on notices and information received from HSBC TFS as contemplated in this Section 2.6(c). The Lender shall credit payments received from HSBC TFS under this Section 2.6(c) to prepayment of the principal of the Loans on the date of receipt.
          SECTION 2.7.   Interest. (a) The Loans shall bear interest for each day at a rate per annum equal to [***] .
          (b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 3% plus the rate of interest otherwise applicable to the Loans hereunder.
          (c) Accrued interest on each Loan shall be payable monthly in arrears on the fifth Business Day of the following month and on the Revolving Termination Date; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand. On the second Business Day of such following month, the Lender shall deliver to the Borrower and HSBC TFS by e-mail an invoice for the amount of accrued interest on the Loans for the preceding month, together with a schedule in reasonable detail showing how such amount was calculated.

          (d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate under Section 2.8 shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The LIBO Rate (and in the case of determinations under Section 2.8, the Federal Funds Effective Rate and the Prime Rate) shall be determined by the Lender, and such determination shall be conclusive absent manifest error. The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each change in interest rate.
          SECTION 2.8.   Alternate Rate of Interest. If at any time:
          (a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate; or
          (b) the Lender determines that the LIBO Rate will not adequately and fairly reflect the cost to the Lender of making or maintaining Loans;
then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, the Loans shall bear interest at a rate per annum equal to, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day [***] , and (b) the Federal Funds Effective Rate in effect on such day [***] . Any change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          SECTION 2.9.   Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or
     (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
          (b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
          (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (together with a statement of the reason for such compensation and a calculation thereof in reasonable detail) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.10.   Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or the Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Guarantor shall make such deductions and (iii) the Borrower or the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
          SECTION 2.11.   Payments Generally. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal or interest, or under Section 2.9 or 2.10, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its account at HSBC Bank USA, N.A., Buffalo, N.Y., ABA #021001088, Cash Ops W/T, A/C #001842609, or at such other bank or account as it shall specify from time to time by notice in writing to the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Notwithstanding the foregoing, this Section 2.11 shall not apply to payments by HSBC TFS as contemplated by Section 2.6(c).
          (b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and any other amounts then due hereunder, such funds shall be applied (i) first, to pay interest then due hereunder, (ii) second, to pay principal then due hereunder, and (iii) third, any other amounts due and owing hereunder.
          SECTION 2.12.   Mitigation Obligations. If the Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.10, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or 2.10, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each of the Credit Parties represents and warrants to the Lender that:

          SECTION 3.1.   Organization; Powers. Each of the Credit Parties and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to carry on its business as now conducted and, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Borrower was converted from a Delaware corporation known as “Block Financial Corporation” on January 1, 2008 pursuant to Section 18-214 of the Delaware Limited Liability Company Act.
          SECTION 3.2.   Authorization; Enforceability. The Transactions are within each Credit Party’s corporate or limited liability company, as the case may be, powers and have been duly authorized by all necessary corporate or limited liability company, as the case may be, and, if required, stockholder or member, as the case may be, action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.3.   Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, operating agreement or other organizational documents of any Credit Party or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other instrument (other than those to be terminated on or prior to the Closing Date) binding upon any Credit Party or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any Subsidiary, and (d) except as provided in the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Credit Party or any Subsidiary.
          SECTION 3.4.   Financial Condition; No Material Adverse Change. (a) Each Credit Party has heretofore furnished to the Lender consolidated balance sheets and statements of income and cash flows (and, in the case of the Guarantor, of stockholders’ equity) (i) as of and for the fiscal year ended April 30, 2007 (A) reported on by KPMG LLP, an independent registered public accounting firm, in respect of the financial statements of the Guarantor, and (B) certified by its chief financial officer, in respect of the financial statements of the Borrower, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 31, 2007. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries and of the Guarantor and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP. Except as set forth on Schedule 3.4(a), neither the Guarantor nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction not in the ordinary course of business, which is not reflected in the foregoing statements or in the notes thereto. During the period from April 30, 2007 to and including the date hereof, and except as disclosed in filings made by the Guarantor with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, there has been no sale, transfer or other disposition by the Guarantor or any of its consolidated Subsidiaries of any material part of its business or property other than in the ordinary course of business and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at April 30, 2007.
          (b) From April 30, 2007 through the Effective Date, there has been no material adverse change in the business, assets, property or condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole.
          SECTION 3.5.   Properties. (a) Each of the Credit Parties and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Credit Parties and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Credit Parties and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.6.   Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any Subsidiary that (i) have not been disclosed in the Disclosed Matters and as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) challenge or would reasonably be expected to affect the legality, validity or enforceability of this Agreement.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither of the Credit Parties nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.7.   Compliance with Laws and Agreements. Each of the Credit Parties and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.8.   Investment Company Status. Neither of the Credit Parties nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          SECTION 3.9.   Taxes. Each of the Credit Parties and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10.   ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11.   Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Credit Parties to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.12.   Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect) in a manner or in circumstances that would constitute or result in non-compliance by any Credit Party or the Lender with the provisions of Regulations U, T or X of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.
          SECTION 3.13.   Subsidiaries. As of the date hereof, the Guarantor has only the Subsidiaries set forth on Schedule 3.13.
          SECTION 3.14.   Insurance. Each Credit Party and each Subsidiary of each Credit Party maintains (pursuant to a self-insurance program and/or with financially sound and reputable insurers) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of companies engaged in the same or a similar business or having similar properties similarly situated.
ARTICLE IV
CONDITIONS
          SECTION 4.1.   Effective Date. Except as otherwise provided in Sections 4.2 and 4.3, this Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
          (a) The Lender (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.
          SECTION 4.2.   Closing Date. The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
          (a) The Effective Date shall have occurred.
          (b) The Lender shall have received a reasonably satisfactory written opinion (addressed to the Lender and dated the Closing Date) of Stinson Morrison Hecker LLP, special counsel for the Credit Parties, substantially in the form of Exhibit D hereto, and covering such other matters relating to the Credit Parties, the Loan Documents or the Transactions as the Lender shall reasonably request. The Credit Parties hereby request such counsel to deliver such opinion.
          (c) The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Lender and its counsel.
          (d) The Lender shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of each Credit Party, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.3.
          (e) All governmental and material third party approvals necessary in connection with the execution, delivery and performance of this Agreement, the Security Agreement, the Control Agreement and the HSBC TFS Letter shall have been obtained and be in full force and effect.
          (f) The Lender shall have received a counterpart of the Security Agreement, duly executed and delivered by the Borrower, and a counterpart of the HSBC TFS Letter, duly executed and delivered by the parties thereto; and all filings and other actions necessary or appropriate to perfect the security interest created by the Security Agreement shall have been made or taken.
          (g) The Lender shall have received the results of searches of Uniform Commercial Code filings in such jurisdictions as it shall deem appropriate and such searches shall not reveal any filing that remains in effect and that describes any of the “Collateral” referred to in the Security Agreement.
          (h) The Borrower shall have invested $60,000,000 in the HSBC Investor Money Market Fund managed by HSBC Investments (USA), Inc. and the Lender shall have received a counterpart of the Control Agreement with respect to that investment, duly executed and delivered by the parties thereto.
The Lender shall notify the Borrower of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligation of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to the Closing Date.
          SECTION 4.3.   Each Loan. The obligation of the Lender to make each Loan is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Credit Parties set forth in Article III of this Agreement (other than the representations and warranties set forth in subsections 3.4(b), 3.6(a)(i) and 3.6(b)) shall be true and correct in all material respects on and as of the date of such Loan (except to the extent related to a specific earlier date).
          (b) At the time of and immediately after giving effect to such Loan, no Event of Default shall have occurred and be continuing.
Each Loan shall be deemed to constitute a representation and warranty by each of the Credit Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
          Until the Commitment has expired or been terminated and the principal of and interest on each Loan shall have been paid in full, each of the Credit Parties covenants and agrees with the Lender that:
          SECTION 5.1.   Financial Statements and Other Information. The Borrower will furnish to the Lender:
          (a) within 90 days after the end of each fiscal year of the Guarantor, an audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Guarantor and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) (i) in the case of the Guarantor, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor and (ii) in the case of the Borrower, within 90 days after the end of each fiscal year of the Borrower, consolidated balance sheets and related statements of operations and cash flows of the Borrower and the Guarantor and their consolidated Subsidiaries, and the consolidated statement of stockholders’ equity of the Guarantor, as of the end of and for such fiscal quarter (in the case of the Guarantor) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower and the Guarantor as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Guarantor and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower and the Guarantor (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) statements of ownership such as Forms 3, 4 and 5 and Schedule 13G, (ii) routine filings relating to employee benefits, such as Forms S-8 and 11-K, and (iii) routine filings by (A) HRB Financial Corporation and its Subsidiaries, including H&R Block Financial Advisors, Inc., (B) RSM McGladrey, Inc. and its Subsidiaries, including Birchtree Financial Services, Inc., (C) RSM Equico, Inc. and its Subsidiaries, including RSM Equico Capital Markets, LLC, (D) Option One Mortgage Corporation, (E) H&R Block Canada, Inc. and (F) H&R Block Limited) filed by any Credit Party or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Credit Party to its shareholders generally, as the case may be;
          (e) a copy of any notice given by the Borrower under Section 4.1(b), Section 4.4(c) or Section 4.8 of the Participation Agreement, such copy to be provided at the same time as such notice is given under the Participation Agreement; and

          (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.
          SECTION 5.2. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that is reasonably likely to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower, the Guarantor or any Subsidiary in an aggregate amount exceeding $25,000,000; and
          (d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower and the Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.3. Existence; Conduct of Business. Each Credit Party will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, disposition or dissolution permitted under Section 6.4.
          SECTION 5.4. Payment of Taxes. Each Credit Party will, and will cause each of the Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to have a Material Adverse Effect before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.5. Maintenance of Properties; Insurance. Each Credit Party will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain (pursuant to a self-insurance program and/or with financially sound and reputable insurers) insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.6. Books and Records; Inspection Rights. Each Credit Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to this Agreement and the transactions contemplated hereby. Each Credit Party will, and will cause each of the Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default exists, each Credit Party and each Subsidiary shall have the right to be present and participate in any discussions with its independent accountants. Nothing in this Section 5.6 shall permit the Lender to examine or otherwise have access to the tax returns or other confidential information of any customer of either Credit Party or any of their respective Subsidiaries.
          SECTION 5.7. Compliance with Laws. Each Credit Party will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.8. Use of Proceeds. The proceeds of the Loans will be used only to purchase Participation Interests in HSBC RALs pursuant to the Participation Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.
          SECTION 5.9 Additional Collateral. The Borrower shall provide additional collateral to the Lender from time to time as provided in the Security Agreement.
ARTICLE VI
NEGATIVE COVENANTS
          Until the Commitment has expired or terminated and the principal of and interest on each Loan have been paid in full, each of the Credit Parties covenants and agrees with the Lender that:
          SECTION 6.1. Adjusted Net Worth. The Guarantor will not permit Adjusted Net Worth as at the last day of any fiscal quarter of the Guarantor to be less than (a) for the fiscal quarter ending on January 31, 2008, $800,000,000 and (b) for each other fiscal quarter, $1,000,000,000.

          SECTION 6.2. Indebtedness. The Credit Parties will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
          (a) subject to the proviso at the end of this Section 6.2, Indebtedness created under the Bank Revolvers;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
          (c) seasonal Indebtedness of H&R Block Canada, Inc., provided that the aggregate principal amount of all such Indebtedness incurred pursuant to this subsection (c) shall not exceed 250,000,000 Canadian dollars at any time outstanding;
          (d) Indebtedness of the Borrower and the Guarantor, provided that (i) the obligations of the Credit Parties hereunder shall rank at least pari passu with such Indebtedness (including with respect to security) and (ii) the aggregate principal amount of all Indebtedness permitted by this subsection (d) shall not exceed $2,000,000,000 at any time outstanding;
          (e) subject to the proviso at the end of this Section 6.2, (i) Indebtedness in connection with commercial paper issued in the United States through the Borrower which is guaranteed by the Guarantor and (ii) Indebtedness under bank lines of credit or similar facilities;
          (f) Indebtedness in connection with Guarantees of the performance of any Subsidiary’s obligations under or pursuant to (i) indemnity, fee, daylight overdraft and other similar customary banking arrangements between such Subsidiary and one or more financial institutions in the ordinary course of business, (ii) any office lease entered into in the ordinary course of business, and (iii) any promotional, joint-promotional, cross-promotional, joint marketing, service, equipment or supply procurement, software license or other similar agreement entered into by such Subsidiary with one or more vendors, suppliers, retail businesses or other third parties in the ordinary course of business, including indemnification obligations relating to such Subsidiary’s failure to perform its obligations under such lease or agreement;
          (g) acquisition-related Indebtedness (either incurred or assumed) and Indebtedness in connection with the Guarantor’s guarantees of the payment or performance of primary obligations of Subsidiaries of the Guarantor in connection with acquisitions by such Subsidiaries, or Indebtedness secured by Liens permitted under subsection 6.3(f); provided that, during any fiscal year, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this subsection 6.2(g) shall not exceed at any time $325,000,000;
          (h) Indebtedness of any Credit Party to any other Credit Party, of any Credit Party to any Subsidiary, of any Subsidiary to any Credit Party and of any Subsidiary to any other Subsidiary; provided that such Indebtedness shall not be prohibited by Section 6.5;
          (i) Indebtedness in connection with repurchase agreements pursuant to which mortgage loans of a Credit Party or a Subsidiary are sold with the simultaneous agreement to repurchase the mortgage loans at the same price plus interest at an agreed upon rate; provided that the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this subsection 6.2(i) shall not at any time exceed $500,000,000; provided, further, that no agreed upon repurchase date shall be later than 90 business days after the date of the corresponding repurchase agreement;
          (j) Indebtedness in connection with Guarantees or Guarantee Obligations which are made, given or undertaken as representations and warranties, indemnities or assurances of the payment or performance of primary obligations in connection with securitization transactions or other transactions permitted hereunder, as to which primary obligations the primary obligor is a Credit Party, a Subsidiary or a securitization trust or similar securitization vehicle to which a Credit Party or a Subsidiary sold, directly or indirectly, the relevant mortgage loans;
          (k) Indebtedness of RSM, a Subsidiary of the Guarantor, to McGladrey & Pullen, LLP (“M&P”) and certain related trusts under (i) that certain Asset Purchase Agreement dated as of June 28, 1999 among RSM, M&P, the Guarantor and certain other parties signatory thereto (the “M&P Purchase Agreement”) and (ii) the Retired Partners Agreement and the Loan Agreement (as such terms are defined in the M&P Purchase Agreement); provided that the aggregate outstanding principal amount payable in respect of such Indebtedness permitted under this paragraph (k) shall not exceed $200,000,000 at any time;
          (l) Indebtedness in connection with (i) Capital Lease Obligations in an aggregate outstanding principal amount not at any time exceeding $50,000,000 (excluding any Capital Lease Obligations permitted by subsection 6.2(p)), (ii) obligations under existing mortgages in an aggregate outstanding principal amount not exceeding $12,000,000 at any time, (iii) securities sold and not yet purchased, provided that the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this clause (iii) (other than Indebtedness of Subsidiaries which act as broker-dealers) shall not at any time exceed $15,000,000, (iv) customer deposits in the ordinary course of business, (v) payables to brokers and dealers in the ordinary course of business and (vi) reimbursement obligations of broker-dealers relating to letters of credit in favor of a clearing corporation or Indebtedness of broker-dealers under other credit facilities, provided that (A) such letters of credit or such other credit facilities are used solely to satisfy margin deposit requirements and (B) the aggregate outstanding exposure of the Guarantor and the Subsidiaries under all such letters of credit and all such other credit facilities shall not exceed $200,000,000 at any time;
          (m) subject to the proviso at the end of this Section 6.2, Indebtedness incurred in connection with the Borrower’s Refund Anticipation Loan Program, including any Indirect RAL Participation Transaction; provided that (i) such Indebtedness is incurred during the period beginning on January 2 of any year and ending on June 29 of such year, (iii) such Indebtedness is repaid in full by June 30 of the year in which such Indebtedness is incurred and (iii) the covenants contained in any agreement relating to such Indebtedness, or guarantee thereof (other than covenants specific to the Borrower’s Refund Anticipation Loan Program and the operation thereof), are no more restrictive than the covenants contained in this Agreement;
          (n) subject to the proviso at the end of this Section 6.2, liabilities related to the RAL Receivables Transactions to the extent consistent with the definition thereof;

          (o) Indebtedness in respect of letters of credit in an aggregate outstanding principal amount not to exceed $100,000,000;
          (p) Indebtedness in an amount not exceeding $150,000,000 in connection with the acquisition, development or construction of the Guarantor’s new headquarters;
          (q) deposits and other liabilities incurred by banking Subsidiaries in the ordinary course of business;
          (r) customary liabilities of broker-dealers incurred by broker-dealer Subsidiaries in the ordinary course of business;
          (s) Indebtedness issued by a Subsidiary of the Borrower and primarily secured by mortgage loans sold as contemplated by Section 6.5(c) hereof to such Subsidiary by another Subsidiary of the Borrower;
          (t) Indebtedness secured by Liens permitted by subsection 6.3(d) or 6.3(e);
          (u) Indebtedness incurred solely to finance businesses described on Schedule 6.4(b) after the date hereof that neither the Credit Parties nor their respective Subsidiaries are currently engaged in to any material extent on the date hereof; provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (u) shall not at any time exceed $400,000,000; and
          (v) other Indebtedness (excluding Indebtedness of the types described in subsections 6.2(a), 6.2(b)(ii), 6.2(e) and 6.2(m)) in an aggregate principal amount not at any time exceeding $20,000,000;
provided, that the sum of the aggregate outstanding principal amount of all Indebtedness permitted pursuant to subsections 6.2(a), 6.2(e) and 6.2(m) plus the RAL Receivables Amount shall not at any time exceed the greater of (x) the Total Facility Commitments then in effect or (y) the sum of the then outstanding principal amount of the “Loans” under the Bank Revolvers (such sum, the “Total Facility Loan Outstandings”), except that, during the period from January 2 of any year through June 30 of such year, such sum may exceed the greater of the Total Facility Commitments then in effect or the then Total Facility Loan Outstandings by an amount up to the total of (A) the aggregate outstanding principal amount of Indebtedness described in Section 6.2(m) and (B) $500,000,000.
          SECTION 6.3. Liens. Each Credit Party will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) (i) any Lien created under or securing a Bank Revolver and (ii) any Lien on any property or asset of any Credit Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.3; provided that (i) such Lien shall not apply to any other property or asset of any Credit Party or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) any Lien existing on any property or asset prior to the acquisition thereof by any Credit Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Credit Party or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens and transfers in connection with the securitization, financing or other transfer of any mortgage loans or mortgage servicing reimbursement rights (and/or, in each case, related rights, interests and servicing assets) owned by the Borrower or any of its Subsidiaries;
          (e) Liens and transfers in connection with the securitization or other transfer of any credit card receivables (and/or related rights and interests) owned by the Borrower or any of its Subsidiaries;
          (f) Liens on fixed or capital assets acquired, constructed or improved by any Credit Party or any Subsidiary to secure Indebtedness of such Credit Party or such Subsidiary incurred to finance the acquisition, construction or improvement of such fixed or capital assets; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of any Credit Party or any Subsidiary;
          (g) Liens arising in connection with repurchase agreements contemplated by Section 6.2(i); provided that such security interests shall not apply to any property or assets of any Credit Party or any Subsidiary except for the mortgage loans or securities, as applicable, subject to such repurchase agreements;
          (h) Liens arising in connection with Indebtedness permitted by Sections 6.2(l)(v) or 6.2(q), which Liens are granted in the ordinary course of business;
          (i) Liens not otherwise permitted by this Section 6.3 so long as the Obligations hereunder are contemporaneously secured equally and ratably with the obligations secured thereby;

          (j) Liens not otherwise permitted by this Section 6.3, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Credit Parties and all Subsidiaries) $250,000,000 at any one time;
          (k) Liens and transfers in connection with the RAL Receivables Transaction;
          (l) Liens securing Indebtedness permitted by subsection 6.2(u); and
          (m) Liens on Unrestricted Margin Stock.
          SECTION 6.4. Fundamental Changes; Sale of Assets. (a) Each Credit Party will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock), or all or substantially all of the stock or assets related to its tax preparation business or liquidate or dissolve, except (i) transfers in connection with the RAL Receivables Transaction and other securitizations otherwise permitted hereby, (ii) sales and other transfers of mortgage loans (and/or related rights and interests and servicing assets) and (iii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (A) any Material Subsidiary other than the Borrower may merge into a Credit Party in a transaction in which the Credit Party is the surviving Person, (B) any wholly owned Material Subsidiary other than the Borrower may merge into any other wholly owned Material Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary, (C) any Material Subsidiary other than the Borrower may sell, transfer, lease or otherwise dispose of its assets to the Guarantor or to another Material Subsidiary and (D) any Material Subsidiary other than the Borrower may liquidate or dissolve if the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Guarantor and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.5.
          (b) Except as set forth on Schedule 6.4(b), the Credit Parties will not, and will not permit any Material Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Credit Parties and the Subsidiaries on August 10, 2005 and businesses reasonably related thereto.
          SECTION 6.5. Transactions with Affiliates. Each Credit Party will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Guarantor and/or its Subsidiaries not involving any other Affiliate, and (c) transactions involving the transfer of mortgage loans and other assets for cash and other consideration of not less than the sum of (i) the lesser of (x) the fair market value of such mortgage loans and (y) the outstanding principal amount of such mortgage loans, and (ii) the fair market value of such other assets, to a Subsidiary of the Borrower that issues Indebtedness permitted by Section 6.2(s); provided, that this Section 6.5 shall not apply to any transactions with OOMC.
          SECTION 6.6. Restrictive Agreements. The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that by its terms prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its material property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of either Credit Party or any Subsidiary to create, incur or permit to exist any Lien in favor of the Lender created under the Loan Documents), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Guarantor or any other Subsidiary or to Guarantee Indebtedness of the Guarantor or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.6 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the securitization, financing or other transfer of mortgage loans (and/or related rights and interests and servicing assets) owned by the Borrower or any of its Subsidiaries, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement (including obligations secured by Liens permitted by Section 6.3(j)) if such restrictions or conditions apply only to the property or assets securing such obligations, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted hereunder pursuant to subsection 6.2(m) or the RAL Receivables Transaction
        .
ARTICLE VII
GUARANTEE
          SECTION 7.1. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Lender and its successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
          (b) The Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) which may be paid or incurred by the Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Article. This Article shall remain in full force and effect until the Obligations and the obligations of the Guarantor under the guarantee contained in this Article shall have been satisfied by payment in full and the Commitment shall be terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.
          (c) No payment or payments made by any Credit Party, any other guarantor or any other Person or received or collected by the Lender from any collateral security or Credit Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until the Obligations are paid in full and the Commitment is terminated.
          (d) The Guarantor agrees that whenever, at any time or from time to time, it shall make any payment to the Lender on account of its liability hereunder, it will notify the Lender in writing that such payment is made under this Article for such purpose.
          SECTION 7.2. Delay of Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Lender by the Borrower on account of the Obligations are paid in full and the Commitment is terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Lender, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Lender in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Lender, if required) to be applied against the Obligations, whether matured or unmatured, in such order as the Lender may determine. The provisions of this Section shall be effective notwithstanding the termination of this Agreement and the payment in full of the Obligations and the termination of the Commitment.

          SECTION 7.3. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Lender may be rescinded by the Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions hereof as the Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Lender shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          SECTION 7.4. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Lender upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Borrower and the Guarantor, on the one hand, and the Lender, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower and the Guarantor with respect to the Obligations. This Article shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other documents executed and delivered in connection herewith, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Guarantor against the Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Article, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against the Guarantor. This Article shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Lender and its successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Agreement shall have been satisfied by payment in full and the Commitment shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.
          SECTION 7.5. Reinstatement. This Article shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
          SECTION 7.6. Payments. The Guarantor hereby agrees that all payments required to be made by it hereunder will be made to the Lender without set-off or counterclaim in accordance with the terms of the Obligations, including in the currency in which payment is due.
ARTICLE VIII
EVENTS OF DEFAULT
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five business days;
          (c) any representation or warranty made or deemed made by any Credit Party (or any of its officers) in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to the Credit Parties’ existence), 5.8 or 5.9 or in Article VI;
          (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;
          (f) any Credit Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after expiration of any applicable grace or cure period);
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) any obligation under a Hedging Agreement that becomes due as a result of a default by a party thereto other than a Credit Party or a Subsidiary;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Credit Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Credit Party or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

          (k) one or more final judgments for the payment of money shall be rendered against the Guarantor, the Borrower, any Subsidiary or any combination thereof and either (i) a creditor shall have commenced enforcement proceedings upon any such judgment in an aggregate amount (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $40,000,000 (a “Material Judgment”) or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of any Material Judgment shall not be in effect (by reason of pending appeal or otherwise) (it being understood that, notwithstanding the definition of “Default”, no “Default” shall be triggered solely by the rendering of such a judgment or judgments prior to the commencement of enforcement proceedings or the lapse of such 30 consecutive day period, so long as such judgments are capable of satisfaction by payment at any time);
          (l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
          (m) a Change in Control shall occur;
          (n) the Guarantee contained in Article VII herein shall cease, for any reason, to be in full force and effect in any material respect or any Credit Party shall so assert;
          (o) the Security Agreement, the Control Agreement or the HSBC TFS Letter shall for any reason cease to be valid and binding on or enforceable against any Credit Party that is party thereto; or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder;
          (p) the Security Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid, perfected and first priority security interest in the Collateral purported to be covered thereby;
          (q) any representation or warranty made or deemed made by any Credit Party in the Security Agreement, the Control Agreement or the HSBC TFS Letter shall prove to have been incorrect in any material respect when made or deemed made; or
          (r) any Credit Party shall fail to observe or perform any covenant or agreement (other than as specified in clauses (o), (p) and (q) of this Article) contained in the Security Agreement, the Control Agreement or the TFS Letter Agreement;
then, and in every such event (other than an event with respect to the Credit Parties described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other

Obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; and in case of any event with respect to the Credit Parties described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.
ARTICLE IX
[RESERVED]
ARTICLE X
MISCELLANEOUS
          SECTION 10.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone and except as otherwise provided in Sections 2.3, 2.6 and 2.8, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower or the Guarantor, to it at One H&R Block Way, Kansas City, Missouri 64105, Attention of Becky Shulman (Telecopy No. (816) 854-8043), David Staley (Telecopy No. (816) 854-8043) and Andrew Somora (Telecopy No. (816) 802-1043); and
          (b) if to the Lender, to it at 2700 Sanders Road, Prospect Heights, Illinois 60070, attention: Treasurer (Telecopy No. (847) 205-7538), with copies to 2700 Sanders Road, Prospect Heights, Illinois 60070, attention: Deputy General Counsel- Corporate Law (Telecopy No.(847) 564-6366), HSBC Securities, Inc., 425 Fifth Avenue, Lower Level, New York, N.Y. 10018 (Telecopy No. (212) 525-2479), attention Vince Clark, HSBC Taxpayer Financial Services Inc., 200 Somerset Corporate Boulevard, Bridgewater, N.J. 08807 (Telecopy No. (908) 203-4211, attention: CEO and Managing Director, and HSBC Taxpayer Financial Services Inc., 90 Christiana Road, New Castle, DE 19707 (Telecopy No. (302) 327-2507, attention: General Counsel); provided, that notices under Section 2.3 need only be given to Mr. Kyle Hartung at telephone number (847) 564-6281, confirmed by telecopy at (847) 564-6138.
Any party hereto may change its address, telephone number or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. For so long as any Affiliate of the Lender is a “Lender” under either of the Bank Revolvers, the Lender will accept delivery of any financial statement or other information to be delivered under Section 5.1(a), (b) and(d) hereunder that is posted to Intralinks. The Lender, the Borrower or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          SECTION 10.2. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Lender.
          SECTION 10.3. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.
          (b) The Credit Parties shall jointly and severally indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the material breach by any Credit Party of any representation, warranty, covenant or agreement in this Agreement, the Security Agreement, the Control Agreement or the HSBC TFS Letter; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee or any of its Related Parties.

          (c) No party to this Agreement shall be liable for lost profits, incidental, consequential, exemplary, special or punitive damages arising under or in connection with this Agreement, the Security Agreement, the Control Agreement or the HSBC TFS Letter, or the transaction contemplated hereby or thereby.
          SECTION 10.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) The Lender may assign to one or more assignees all or a portion of its rights under this Agreement (including all or a portion of the Loans at the time owing to it); provided that the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Any assignment or transfer by the Lender of rights under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (c) The Lender may, without the consent of any Credit Party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of the obligations and (iii) the Credit Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of or under this Agreement that shall (i) increase the Commitment, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitment, (iv) release any security provided for in the Security Agreement, (v) release the guarantee contained in Article VII or (vi) change any of the provisions of this Section. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
          (d) A Participant shall not be entitled to receive any greater payment under Section 2.9 or 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such assignee for the Lender as a party hereto.
          SECTION 10.5. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.9, 2.10, 10.3, 10.9, 10.10 and 10.l5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.
          SECTION 10.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the documents provided for herein constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all indebtedness at any time owing by the Lender to or for the credit or the account of either Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 10.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in connection with any Proceeding, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any Proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any Proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.
          (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1 in connection with a Proceeding. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law in connection with a Proceeding.
          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES

THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by it or (ii) becomes available to the Lender on a nonconfidential basis from a source other than any Credit Party; provided, that the Lender may file this Agreement with the Securities and Exchange Commission. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. The Lender shall be considered to have complied with its obligation under this Section if it has exercised the same degree of care to maintain the confidentiality of such Information as it would accord to its own confidential information.
          SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased

(but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.
          SECTION 10.14. USA Patriot Act.
          The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.
[THIS SPACE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLOCK FINANCIAL LLC, as Borrower
By:	/s/ Becky S. Shulman
	Name:	Becky S. Shulman
	Title:	SVP and Treasurer

H&R BLOCK, INC., as Guarantor
By:	/s/ Becky S. Shulman
	Name:	Becky S. Shulman
	Title:	SVP and Treasurer

HSBC FINANCE CORPORATION, as Lender
By:	/s/ William H. Kesler
	Name:	William H. Kesler
	Title:	Senior Vice President — Treasurer

SCHEDULE 3.4(a)
Guarantee Obligations
•	Guarantor’s obligation pursuant to the $250,000,000 Amended and Restated Bridge Credit and Guarantee Agreement (HSBC) dated as of December 20, 2007, among the Guarantor, the Borrower, the lenders party thereto and HSBC Bank USA, National Association.

•	Guarantor’s obligation pursuant to the $250,000,000 Amended and Restated Bridge Credit and Guarantee Agreement (BNPP) dated as of December 20, 2007, among the Guarantor, the Borrower, the lenders party thereto and BNP Paribas.

SCHEDULE 3.6
Disclosed Matters
None.

SCHEDULE 3.13
Subsidiaries
          The following is a list of the direct and indirect subsidiaries of H&R Block, Inc., a Missouri corporation.

Company Name	Domestic Jurisdiction
4230 W. Green Oaks, Inc.	Michigan
Aculink Mortgage Solutions, LLC	Florida
AcuLink of Alabama, LLC	Alabama
BFC Transactions, Inc.	Delaware
Birchtree Financial Services, Inc.	Oklahoma
Birchtree Insurance Agency, Inc.	Missouri
Block Financial LLC	Delaware
Burr Oak Technical Solutions, Inc.	Delaware
CFS-McGladrey, LLC	Massachusetts
Cfstaffing, Ltd.	British Columbia
Companion Insurance, Ltd.	Bermuda
Companion Mortgage Corporation	Delaware
Creative Financial Staffing of Western Washington, LLC	Massachusetts
EquiCo Europe Limited	United Kingdom
Equico, Inc.	California
Express Tax Service, Inc.	Delaware
Financial Marketing Services, Inc.	Michigan
Financial Stop Inc.	British Columbia
First Option Asset Management Services, Inc.	California
First Option Asset Management Services, LLC	California
FM Business Services, Inc.	Delaware
Franchise Partner, Inc.	Nevada
H&R Block (India) Private Limited	India
H&R Block (Nova Scotia), Incorporated	Nova Scotia
H&R Block Bank	Missouri
H&R Block Canada Financial Services, Inc.	Federally Chartered
H&R Block Canada, Inc.	Federally Chartered
H&R Block Eastern Enterprises, Inc.	Missouri
H&R Block Enterprises, Inc.	Missouri
H&R Block Financial Advisors, Inc.	Michigan
H&R Block Global Solutions (Hong Kong) Limited	Hong Kong
H&R Block Group, Inc.	Delaware
H&R Block Insurance Agency of Massachusetts, Inc.	Massachusetts
H&R Block Insurance Agency, Inc.	Delaware
H&R Block Limited	New South Wales
H&R Block Management, LLC	Delaware
H&R Block Services, Inc.	Missouri
H&R Block Tax and Business Services, Inc.	Delaware
H&R Block Tax and Financial Services Limited	United Kingdom
H&R Block Tax Institute, LLC	Missouri

Company Name	Domestic Jurisdiction
H&R Block Tax Services, Inc.	Missouri
HRB Advance LLC	Delaware
HRB Center LLC	Missouri
HRB Concepts LLC	Delaware
HRB Corporate Enterprises LLC	Delaware
HRB Corporate Services LLC	Missouri
HRB Digital LLC	Delaware
HRB Digital Technology Resources LLC	Delaware
HRB Expertise LLC	Missouri
HRB Financial Corporation	Michigan
HRB Innovations, Inc.	Delaware
HRB International LLC	Missouri
HRB Products LLC	Missouri
HRB Professional LLC	Delaware
HRB Progression LLC	Delaware
HRB Property Corporation	Michigan
HRB Realty Corporation	Michigan
HRB Support Services LLC	Delaware
HRB Tax & Technology Leadership LLC	Missouri
HRB Tax & Technology Software LLC	Missouri
HRB Technology Holding LLC	Delaware
HRB Texas Enterprises, Inc.	Missouri
OLDE Discount of Canada	Federally Chartered
OOMC Holdings LLC	Delaware
OOMC Residual Corporation	New York
Option One Advance Corporation	Delaware
Option One Insurance Agency, Inc.	California
Option One Loan Warehouse LLC	Delaware
Option One Mortgage Acceptance Corporation	Delaware
Option One Mortgage Capital Corporation	Delaware
Option One Mortgage Corporation	California
Option One Mortgage Corporation (India) Private Limited	Pune
Option One Mortgage Securities Corp.	Delaware
Option One Mortgage Securities II Corp.	Delaware
Option One Mortgage Securities III Corp.	Delaware
Option One Mortgage Securities IV LLC	Delaware
Option One Mortgage Services, Inc.	Massachusetts
O’Rourke Career Connections, LLC	California
PDI Global, Inc.	Delaware
Pension Resources, Inc.	Illinois
Premier Mortgage Services of Washington, Inc.	Washington
Premier Property Tax Services, LLC	California
Premier Trust Deed Services, Inc.	California
RedGear Technologies, Inc.	Missouri
RSM (Bahamas) Global, Ltd.	The Bahamas
RSM Employer Services Agency of Florida, Inc.	Florida
RSM Employer Services Agency, Inc.	Georgia
RSM Equico Canada, Inc.	Federally Chartered
RSM Equico Capital Markets, LLC	Delaware
RSM Equico, Inc.	Delaware

Company Name	Domestic Jurisdiction
RSM McGladrey Business Services, Inc.	Delaware
RSM McGladrey Business Solutions, Inc.	Delaware
RSM McGladrey Employer Services, Inc.	Georgia
RSM McGladrey Financial Process Outsourcing India Pvt. Ltd.	India
RSM McGladrey Financial Process Outsourcing, LLC	Minnesota
RSM McGladrey Insurance Services, Inc.	Delaware
RSM McGladrey TBS, LLC	Delaware
RSM McGladrey, Inc.	Delaware
ServiceWorks, Inc.	Delaware
TaxNet Inc.	California
TaxWorks, Inc.	Delaware
The Tax Man, Inc.	Massachusetts
West Estate Investors, LLC	Missouri
Woodbridge Mortgage Acceptance Corporation	Delaware

SCHEDULE 6.2
Existing Indebtedness
•	The Irrevocable Standby Letter of Credit issued on March 22, 2004 by KeyBank National Association in favor of Old Republic Insurance Company for an amount up to $16,509,269.
•	Irrevocable Standby Letter of Credit issued on December 18, 2003 by KeyBank National Association in favor of Pacific Employer’s Insurance Company and ACE American Insurance Company for an amount up to $865,650.
•	Irrevocable Standby Letter of Credit issued on February 16, 2005 by KeyBank National Association in favor of Chubb National Company for an amount up to $3,500,000.
•	Promissory Note dated December 6, 2001 in the principal amount of $5,500,000 between MyBenefitSource.com, Inc. (now RSM McGladrey Employer Services, Inc.) and AUSA Holdings Company.
•	The Guarantor’s and Subsidiaries’ obligations under surety bonds and fidelity bonds issued pursuant to state mortgage licensing requirements.
•	The $250,000,000 Amended and Restated Bridge Credit and Guarantee Agreement (HSBC) dated as of December 20, 2007, among the Guarantor, the Borrower, the lenders party thereto and HSBC Bank USA, National Association.
•	The $250,000,000 Amended and Restated Bridge Credit and Guarantee Agreement (BNPP) dated as of December 20, 2007, among the Guarantor, the Borrower, the lenders party thereto and BNP Paribas.

SCHEDULE 6.3
Existing Liens
None.

SCHEDULE 6.4(b)
ADDITIONAL BUSINESSES
•	Businesses that offer products and services typically provided by finance companies, banks and other financial service providers, including consumer finance and mortgage-loan related products and services, credit products, insurance products, check cashing, money orders, wire transfers, stored value cards, bill payment services, notary services and similar products and services.
•	Businesses that offer financial, or financial-related, products and services that can be marketed, provided or distributed by leveraging the retail locations of Guarantor’s Subsidiaries or the relationships of such Subsidiaries with their clients as a tax return preparer or financial advisor or service provider.

SCHEDULE 6.6
Existing Restrictions
•	Indenture dated as of October 20, 1997, by and between the Credit Parties and Bankers Trust Company, as trustee (the “October 20, 1997 Indenture”).
•	Any other Indenture entered into by any Credit Party to the extent that (a) the Indebtedness thereunder is permitted by Section 6.2(d) of this Agreement and (b) such other Indenture has substantially similar terms to the October 20, 1997 Indenture.
•	Repurchase Agreements of the type referred to in Section 6.2(i) of this Agreement.
•	Certain Subsidiaries must maintain capital requirements which could impair their ability to pay dividends or other distributions.

EXHIBIT A
[FORM OF SECURITY AGREEMENT]
SECURITY AGREEMENT
     SECURITY AGREEMENT dated as of January 10, 2008 between BLOCK FINANCIAL LLC (“Debtor”), a Delaware limited liability company, and HSBC FINANCE CORPORATION (“Secured Party”), a Delaware corporation.
     WHEREAS, Debtor, Secured Party and H&R Block, Inc. have entered into a Credit and Guarantee Agreement dated as of January 10, 2008 (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”) pursuant to which Secured Party has agreed, subject to the terms and conditions thereof, to make loans to Debtor from time to time.
     WHEREAS, Secured Party has required, as a condition to its making loans under the Credit Agreement, that Debtor execute and deliver this Agreement.
     NOW, THEREFORE, in consideration of the premises and to induce Secured Party to make loans to Debtor under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions. Capitalized terms used herein without definition are used herein as defined in the Credit Agreement. In addition, the following terms shall have the following meanings:
     “Additional Collateral Amount” means, at any time there is a Collateral Deficiency, the amount by which the Required Collateral Amount exceeds the fair market value of the Securities Account, as determined by the Securities Intermediary or the Transfer Agent or another service provider.
     “BFC Program Contracts” means, collectively, the Indemnification Agreement, the Participation Agreement and the Servicing Agreement.
     “Collateral” is defined in Section 2 hereof.
     “Collateral Deficiency” means at any time that the fair market value of the Collateral held in the Securities Account, as determined by the Securities Intermediary or the Transfer Agent or another service provider, shall be less than the Required Collateral Amount.
     “Contract Obligor” means any Person that is obligated to Debtor under a BFC Program Contract.

     “Control Agreement” means the Investment Account Control Agreement between Debtor, Secured Party and the Securities Intermediary with respect to the Securities Account, in substantially the form of Exhibit B to the Credit Agreement.
     “Direct Pay Provisions” means the provisions of paragraph 2 of the HSBC TFS Letter.
     “HSBC RAL” means “HSBC RAL” as such term is defined in the Appendix of Defined Terms and Rules of Construction attached as Appendix A to Retail Settlement Products Distribution Agreement.
     “HSBC TFS” means HSBC Taxpayer Financial Services, Inc., a Delaware corporation.
     “HSBC TFS Letter” means a letter agreement between Debtor, HSBC TFS and Secured Party in substantially the form of Exhibit C to the Credit Agreement.
     “Indemnification Agreement” means the HSBC Settlement Products Indemnification Agreement dated as of September 23, 2005 among HSBC Bank USA, N.A., HSBC TFS, Household Tax Masters Acquisition Corporation, Beneficial Franchise Company Inc., H&R Block Services, Inc., H&R Block Tax Services, Inc., H&R Block Enterprises, Inc., H&R Block Eastern Enterprises, Inc., HRB Digital LLC (successor by merger to H&R Block Digital Tax Solutions, LLC), H&R Block and Associates, L.P. (now dissolved), HRB Innovations Inc. (formerly known as HRB Royalty, Inc.) and Debtor, as amended by the Joinder and First Amendment to Program Contracts dated as of November 10, 2006 and the Second Amendment to Program Contracts dated as of November 13, 2006, and as further amended from time to time, and any restatement, extension, renewal and replacement thereof.
     “Participation Agreement” means the First Amended and Restated HSBC Refund Anticipation Loan and IMA Participation Agreement, dated as of November 13, 2006, as amended from time to time, and any restatement, extension, renewal and replacement thereof, by and among the Borrower, HSBC Bank USA, National Association, HSBC TFS and HSBC Trust Company (Delaware), National Association.
     “Participation Interest” means a “Participation Interest” under and as defined in the Credit Agreement.
     “Required Collateral Amount” means at any time the greater of (i) $60,000,000 and (ii) the quotient of (a) the amount determined in good faith by the Secured Party to be the excess of (A) its forecast of the amount of delinquent HSBC RALs originated in 2008 as of December 31, 2008 (without consideration of any subsequent recoveries) over (B) $96,300,000, divided by (b) .89, which quotient shall be multiplied by .49999999. The Secured Party, acting in good faith, may compute the Required Collateral Amount from time to time in its discretion, and any such computation of the Required Collateral Amount shall be based on the Secured Party’s statistical and reasonable judgmental forecast and models and methods in accordance with its practices and policies then in effect and shall be conclusive and binding in the absence of manifest error. The Secured Party’s forecast of the amount of delinquent HSBC RALs originated in 2008 as of December 31, 2008 (without consideration of any subsequent recoveries) as of the date of this Agreement is $96,270,623.

     “Securities Account” means account number 615878 maintained by Debtor with the Securities Intermediary, all cash balances, securities, instruments, financial assets and investment property at any time and from time to time credited to, received or receivable in respect of such account, and all securities entitlements and claims thereunder or in connection therewith.
     “Securities Intermediary” means HSBC Investor Funds.
     “Servicing Agreement” means the First Amended and Restated HSBC Settlement Products Servicing Agreement dated as of November 13, 2006 , as amended from time to time, and any restatement, extension, renewal and replacement thereof, among HSBC Bank USA, National Association, HSBC TFS, HSBC Trust Company (Delaware), N.A., and Debtor.
     “Transfer Agent” has the meaning specified in the Control Agreement.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, if, by reason of mandatory provisions of law, the attachment, perfection or priority of Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     The terms “control”, entitlement holder”, “entitlement order”, “financial asset”, “instrument”, “investment property”, “proceeds”, “security”, “security entitlement”, “securities intermediary” and “supporting obligation” shall have the respective meanings set forth in the Uniform Commercial Code.
     2. Security Interest. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, Debtor hereby assigns and pledges to Secured Party and grants to Secured Party a security interest in and to all of Debtor’s right, title and interest in the following property and interests in property, whether now owned or hereafter acquired by Debtor and wherever located (collectively, the “Collateral”):
     (a) the BFC Program Contracts, including (without limitation) the Participation Interests purchased by Debtor under the Participation Agreement, all rights of Debtor related to the HSBC RALs to which such Participation Interests relate, and all monies due and to become due in respect thereof; provided, that the security interest created hereby shall not extend to the rights reserved to Debtor pursuant to the proviso in Section 3 hereof;
     (b) the Securities Account (including without limitation any Additional Collateral Amount deposited therein pursuant to Section 5(d) hereof); and
     (c) all proceeds, supporting obligations, income, benefits, substitutions, additions and replacements of and to any of the property described in this Section 2 including, without limitation, all rights, claims and benefits against any Contract Obligor or other Person obligated on any Collateral, and all related books, correspondence, files, records, invoices and other papers, including, without limitation, all computer runs, programs and files.
     3. Certain Rights of Debtor. Notwithstanding any other term or provision of this Agreement, as long as no Event of Default has occurred, Debtor may exercise all of its rights under the BFC Program Contracts, other than the following, which Debtor may not exercise: (a) the right to receive payments from HSBC TFS under the Direct Pay Provisions of the amounts to be transferred by HSBC TFS to Secured Party thereunder, (b) the right to sell, assign, pledge or grant a security interest in or Lien on the Collateral and (c) its right to modify, amend or waive its rights under the BFC Program Contracts that would affect in any way the Participation Interests that have been financed by Secured Party pursuant to the Credit Agreement, provided, further, that even after an Event of Default has occurred and is continuing under the Credit Agreement, Debtor will have the right, on a prospective basis, (i) under Section 4.1 of the Participation Agreement, to participate or not participate in subsequently originated HSBC RALs and to change the Applicable Percentage (as defined in the Participation Agreement) with respect thereto, (ii) under Section 4.4 of the Participation Agreement, to elect not to purchase a participation interest in certain groups of subsequently originated HSBC RALs; and (iii) under Section 4.8 of the Participation Agreement to sell, assign or transfer its right to purchase participation interests on subsequently originated HSBC RALs that are not financed by Secured Party.
     4. Representations and Warranties of Debtor. Debtor represents and warrants to Secured Party as follows:
     (a) Binding Effect. This Agreement has been, and the Control Agreement and the HSBC TFS Letter will be, duly executed and delivered by Debtor, and this Agreement constitutes, and the Control Agreement and the HSBC TFS Letter will constitute, legal, valid and binding agreements of Debtor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (b) Ownership and Liens. Debtor is and will be the owner of the Collateral and no Lien exists or will exist upon such Collateral at any time except as provided for in this Agreement. Debtor is the sole entitlement holder with respect to the Securities Account.
     (c) Perfection. This Agreement is effective to create in favor of Secured Party a valid security interest in and Lien upon all of Debtor’s right, title and interest in and to the Collateral and, upon the filing of an appropriate Uniform Commercial Code financing statement in the Office of the Secretary of State of the State of Delaware, such security interest will be a duly perfected security interest in all of the Collateral and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interest and Lien, other than (i) the filing of continuation statements or financing change statements in accordance with applicable law and (ii) additional filings if Debtor changes its name, identity or organizational structure or the jurisdiction in which it is organized.

     5. Agreements of Debtor. Debtor hereby agrees with Secured Party as follows:
     (a) Direct Payment to Secured Party. Debtor shall enter into the HSBC TFS Letter with Secured Party and HSBC TFS. Debtor shall, forthwith upon becoming aware or being made aware that it has received any amount in payment under the Direct Pay Provisions at any time, pay such amount to Secured Party, and any such amount which may be so received by Debtor shall, from the time of Debtor being or becoming aware of such receipt, not be commingled by Debtor with any of its other funds or property but, until paid to Secured Party, shall be held separate and apart from such other funds and property and in trust for Secured Party. Debtor authorizes and empowers Secured Party (i) to ask, demand, receive, receipt and give acquittance for any and all amounts which may be or become due or payable at any time to Debtor under the Direct Pay Provisions and (ii) in its discretion to file any claims or take any action or proceeding, either in its own name or in the name of Debtor or otherwise, which Secured Party may deem to be necessary or advisable to collect amounts due under the Direct Pay Provisions.
     (b) Performance of BFC Program Contracts. Debtor shall remain liable under the BFC Program Contracts to perform all of its obligations thereunder and shall duly and punctually perform and observe all of the terms and provisions of the BFC Program Contracts on the part of Debtor to be performed or observed, subject to any applicable grace or cure periods contained in the BFC Program Contracts. Secured Party does not assume and shall not have any obligations or liabilities under the BFC Program Contracts by reason of or arising out of this Agreement, nor shall Secured Party be obligated to make any inquiry as to the nature or sufficiency of any payment received under the BFC Program Contracts or to collect or enforce the BFC Program Contracts. Debtor shall not agree to or suffer or permit any amendment, modification or waiver of or under the BFC Program Contracts that would affect in any way the Participation Interests that have been financed by Secured Party pursuant to the Credit Agreement.
     (c) Other Documents and Actions. Debtor shall, within 10 days of request by Secured Party, give, execute, deliver, file or record any financing statement, notice, instrument, agreement or other document that may be necessary or desirable in the reasonable judgment of Secured Party to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable Secured Party to exercise and enforce the rights of Secured Party hereunder with respect to such security interest.
     (d) Additional Collateral. Not later than one Business Day after the date of any written demand by the Secured Party made upon the Debtor at any time after February 15, 2008 when there is a Collateral Deficiency, the Borrower shall deposit into the Securities Account cash in the amount of the Additional Collateral Amount stated in such demand, which shall thereupon constitute part of the Collateral. Any such demand shall include a computation of the Additional Collateral Amount and the Secured Party’s forecast of the amount of delinquent HSBC RALs originated during 2008 as of December 31, 2008 and shall be conclusive and binding in the absence of manifest error. Without limiting the foregoing, the Additional Collateral Amount so deposited shall be made available from funds of the Debtor and not from collections distributable to the Secured Party under the Direct Pay Provisions.

     (e) Control Agreement. Debtor shall take any and all actions required or requested by Secured Party from time to time to cause Secured Party to maintain exclusive control the Securities Account and for that purpose Debtor shall enter into the Control Agreement with Secured Party and the Securities Intermediary. Debtor agrees that Debtor shall not withdraw any money or property from the Securities Account or modify or terminate the Control Agreement or any customer agreement relating to the Securities Account without the prior written consent of Secured Party.
     (f) Other Liens. Debtor shall not create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral and shall defend the right, title and interest of Secured Party in and to the Collateral and in and to all Proceeds thereof against the claims and demands of all Persons whatsoever.
     (g) Preservation of Rights. Whether or not any Event of Default has occurred or is continuing, Secured Party may, but shall not be required to, take any actions Secured Party reasonably deems necessary or appropriate to preserve any Collateral or any rights against third parties to any of the Collateral and Debtor shall, within 30 days of demand by Secured Party, pay, or reimburse Secured Party for, all expenses incurred in connection therewith.
     (h) Changes in Name, etc. The name of Debtor that appears above its signature on this Agreement is its full and correct legal name as it appears in its certificate of formation. Debtor shall notify Secured Party promptly in writing prior to any change in Debtor’s name, identity, limited liability company structure or state of formation.
     (i) Financing Statements. Debtor hereby irrevocably authorizes Secured Party, at Debtor’s expense, to file such financing and continuation statements relating to this Agreement, without Debtor’s signature, as Secured Party may deem appropriate, and appoints Secured Party as Debtor’s attorney-in-fact to execute any such statements in Debtor’s name and to perform all other acts which Secured Party deems appropriate to perfect and continue the security interest created hereby.
     6. Remedies. During the period during which an Event of Default shall have occurred and be continuing:
     (a) Secured Party shall have, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a Secured Party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) and Secured Party may, without notice, demand or legal process of any kind except as may be required by law, at any time or times (i) if Secured Party shall have requested that Debtor assemble any tangible Collateral pursuant to Section 6(a)(ii) hereof and Debtor shall have failed to do so in a commercially reasonable time, enter Debtor’s premises and take physical possession of such tangible Collateral and maintain such possession on Debtor’s premises, at no cost to Secured Party, or remove such tangible Collateral or any part thereof to such other place or places as Secured Party may desire, (ii) require Debtor to, and Debtor hereby agrees to, assemble any tangible Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to

Secured Party and Debtor and (iii) without notice except as specified below, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof at public or private sale, at any exchange, broker’s board or at any of the offices of Secured Party or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable. Debtor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned;
     (b) Secured Party may make any compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments or otherwise modify the terms of, any of the Collateral;
     (c) Secured Party may, in the name of Secured Party or in the name of Debtor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and
     (d) Secured Party may take any action and exercise any right or remedy available to it under the Control Agreement, including any right to give instructions or entitlement orders to the Securities Intermediary under the Control Agreement and to dispose of any Collateral in the Securities Account as provided in Section 6(a).
     7. Deficiency; Application of Proceeds. If the proceeds of sale, collection or other realization of or upon the Collateral are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, Debtor shall remain liable for any deficiency. The proceeds of any collection, sale or other realization of all or any part of the Collateral shall be applied first, to payment of all expenses payable or reimbursable by Debtor under the Loan Documents in connection with such collection, sale or other realization on the Collateral, and then as provided in the Credit Agreement.
     8. Power of Attorney. Debtor hereby irrevocably constitutes and appoints Secured Party, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in its own name, from time to time in the discretion of Secured Party, after the occurrence and during the continuance of an Event of Default, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right, on behalf of Debtor, without notice to or assent by Debtor, to do the following upon the occurrence and during the continuance of an Event of Default:

     (a) to ask, demand, collect, receive and give acquittance and receipts for any and all moneys due and to become due under any Collateral and, in the name of Debtor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notices acceptances or other instruments for the payment of monies due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Secured Party for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding or otherwise deemed appropriate by Secured Party for the purpose of collecting any and all such moneys due under any Collateral;
     (b) to pay or discharge charges or Liens levied or placed on or threatened against the Collateral;
     (c) to direct any Contract Obligor or other party liable under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party may direct, and to receive payment of and receipt for any and all moneys, claims and other amounts due and to become due in respect of or arising out of any Collateral;
     (d) to sign and indorse any invoices, drafts against debtors, assignments, verifications and notices in connection with or relating to the Collateral;
     (e) to commence and prosecute any suits, actions or proceedings to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral;
     (f) to participate in the defense of any suit, action or proceeding brought against Debtor with respect to any Collateral, or to defend same with Debtor’s consent;
     (g) to settle, compromise or adjust any such suit, action or proceeding as it relates to the Collateral and, in connection therewith, to give such discharges or releases as Secured Party may deem appropriate;
     (h) to notify each Contract Obligor in respect of any BFC Program Contracts that such Collateral has been assigned to Secured Party and that any payments due or to become due in respect of such Collateral are to be made directly to Secured Party; and to communicate in its own name with any party to any BFC Program Contract with regard to the assignment of the right, title and interest of Debtor in and under the BFC Program Contracts hereunder and other matters relating thereto;
     (i) to execute, in connection with any sale of Collateral provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (j) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes and to do, at Secured Party’s option and at Debtor’s expense, at any time or from time to time, all acts and things which Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as Debtor might do.
The power of attorney granted hereunder is a power coupled with an interest, shall be irrevocable until this Agreement is terminated pursuant to Section 9, and shall not limit the rights of Secured Party when no Event of Default shall have occurred and be continuing.
     9. Termination. This Agreement and the security interests granted hereunder shall not terminate until the termination of the Commitment of the Secured Party under the Credit Agreement and the full and complete payment and satisfaction of all Obligations (regardless of whether the Credit Agreement shall have earlier terminated), at which time Secured Party shall notify (i) the Securities Intermediary of the termination of the Control Agreement pursuant to Section 15 thereof and (ii) HSBC TFS of the termination of the HSBC TFS Letter pursuant to paragraph 3 thereof.
     10. Further Assurances. At any time and from time to time, within 10 days of request of Secured Party, and at the sole expense of Debtor, Debtor shall duly execute and deliver any and all such further instruments, documents and agreements and take such further actions as Secured Party may reasonably require in order for Secured Party to obtain the full benefits of this Agreement, including, without limitation, using Debtor’s best efforts to secure all consents and approvals necessary or appropriate for the assignment to Secured Party of any Collateral held by Debtor or in which Debtor has any rights not heretofore assigned.
     11. Limitation on Duty of Secured Party. The powers conferred on Secured Party under this Agreement are solely to protect the Secured Party’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any of the Collateral. Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither Secured Party nor any of its officers, directors, employees or agents shall be responsible to Debtor for any act or failure to act, except for gross negligence or willful misconduct. Without limiting the foregoing, Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which Secured Party, in its individual capacity, accords its own property consisting of the type of Collateral involved, it being understood and agreed that Secured Party shall have no responsibility for taking any necessary steps, other than steps taken in accordance with the standard of care set forth above, to preserve rights against any Person with respect to any Collateral.
     12. Private Sales. Debtor recognizes that Secured Party may be unable to effect a public sale of certain of the Collateral by reason of prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such Collateral for their own account for investment and not with a view to the distribution or resale thereof. Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that, solely by reason of such circumstances, any such private sale shall be deemed to have been made in a commercially reasonable manner; provided, that nothing in this Section 12 shall otherwise relieve Secured Party of any duty to proceed in a commercially reasonable manner in connection with such private sale. Secured Party shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit registration of any Collateral for public sale under such Act or applicable state securities laws.
     13. Miscellaneous.
     (a) No Waiver. No failure on the part of Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     (c) Notices. All notices, demands and requests that any party is required or elects to give to any other party shall be given in accordance with the provisions of the Credit Agreement.
     (d) Amendments. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Debtor and Secured Party.
     (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, that Debtor shall not assign or transfer its rights or delegate its obligations hereunder without the prior written consent of Secured Party.
     (f) Counterparts; Headings. This Agreement may be executed in any number of counterparts and by any party on any counterpart, all of which together shall constitute one and the same instrument. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.
     (g) Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of Secured Party in order to carry out the intentions of the parties hereto as nearly as may be possible, and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties have caused this Security Agreement to be duly executed and delivered as of the date first written above.

BLOCK FINANCIAL LLC
By:
Name:
Title:

HSBC FINANCE CORPORATION
By:
Name:
Title:

EXHIBIT B
[FORM OF CONTROL AGREEMENT]
INVESTMENT ACCOUNT CONTROL AGREEMENT
     INVESTMENT ACCOUNT CONTROL AGREEMENT dated as of January 10, 2008 among BLOCK FINANCIAL LLC, a Delaware limited liability company (“Debtor”), HSBC FINANCE CORPORATION (“Secured Party”), a Delaware corporation, and HSBC INVESTOR FUNDS (the “Securities Intermediary”), a Massachusetts business trust.
     WHEREAS, Debtor, Secured Party and H&R Block, Inc. have entered into a Credit and Guarantee Agreement dated as of January 10, 2008 (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”) pursuant to which Secured Party has agreed, subject to the terms and conditions thereof, to make loans to Debtor from time to time.
     WHEREAS, Secured Party has required, as a condition to its making loans under the Credit Agreement, that Debtor execute and deliver to Secured Party a Security Agreement (as amended, restated or otherwise modified and in effect from time to time, the “Security Agreement”), which Security Agreement creates a security interest in certain property of Debtor, including the Securities Account, as hereinafter defined, maintained with Securities Intermediary by Debtor in which certain cash balances, securities, financial assets and other investment property are held.
     WHEREAS, Secured Party, Debtor and Securities Intermediary have agreed to enter into this Agreement to perfect Secured Party’s security interests in the Collateral, as defined below.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Meaning of “UCC”. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
     Section 2. Establishment of Securities Account. The Securities Intermediary hereby confirms that (i) the Securities Intermediary has established account number 615878 in the name Debtor (such account and any successor account, the “Securities Account”), (ii) the Securities Account is a “securities account” as such term is defined in Section 8-501(a) of the UCC, (iii) pursuant to that the Security Agreement, Secured Party has a security interest in Debtor’s right, title and interest in and to such Securities Account and all cash balances, securities, instruments, investment property and financial assets maintained therein from time to time, including any Additional Collateral Amount (as defined in the Security Agreement) deposited into the Securities Account at any time (collectively, “Collateral”) and all securities entitlements relative thereto, (iv) the Securities Intermediary shall, subject to the terms of this Agreement, treat Secured Party as entitled to exercise the rights relating to any Collateral credited to the Securities Account, (v) all property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account and become Collateral, and (vi) all Collateral credited to the Securities Account shall be registered in the name of the Secured

Party, endorsed to the Secured Party or in blank, and in no case will any Collateral credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially endorsed to the Debtor except to the extent the foregoing have been specially endorsed to the Secured Party or in blank.
     Section 3. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
     Section 4. Sole Control. Secured Party shall have sole control over the Securities Account. Securities Intermediary shall not accept any direction, instructions, or entitlement orders with respect to the Securities Account or the Collateral credited thereto from any person other than Secured Party, except as provided in Section 6 and unless otherwise ordered by a court of competent jurisdiction.
     Section 5. Entitlement Orders. The Securities Intermediary hereby agrees that if Secured Party delivers to the Securities Intermediary and its transfer agent identified in Section 14 (the “Transfer Agent”) an “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order (and shall cause the Transfer Agent to so comply) without further consent by the Debtor or any other person, and Debtor hereby irrevocably authorizes such compliance. Secured Party will only issue an entitlement order following an “Event of Default” under the Credit Agreement and for the purpose of directing the Securities Intermediary to distribute Collateral to the Secured Party for application to the obligations of the Debtor under the Credit Agreement and the Security Agreement.
     Section 6. Procedures for Securities Account. (a) The Debtor may from time to time deposit in the Securities Account cash as Additional Collateral Amounts as provided in the Security Agreement.
     (b) The Securities Intermediary shall, or shall cause the Transfer Agent or another servicer provider to, determine the fair market value of the assets in the Securities Account from time to time in accordance with its then current policies and procedures on the request of the Secured Party and shall notify, or cause the Transfer Agent or such other service provider to notify, the Secured Party of such fair market value.
     (c) Without Secured Party’s prior written consent: (i) neither Debtor nor any party other than Secured Party may withdraw any Collateral from the Securities Account and (ii) the Securities Intermediary will not comply with any entitlement order or request to withdraw any Collateral from the Securities Account given by any party other than Secured Party.
     Section 7. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in the Securities Account or any Collateral credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Secured Party. The Collateral will not be subject to deduction, set-off, banker’s lien, or any other right in favor any person other than the Secured Party except for the payment of the customary fees and expenses of the Securities Intermediary.
     Section 8. Choice of Law. Both this Agreement and the Securities Account shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s location and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.
     Section 9. Conflict with other Agreements. There are no other agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account except for a certain account application dated December 15, 2006 (the “Account Agreement”), which the Securities Intermediary and the Debtor agree remains in full force and effect in accordance with its terms. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing (including the Account Agreement) or hereafter entered into, the terms of this Agreement shall prevail.
     Section 10. Indemnification The Securities Intermediary shall have no liability under this Agreement except in the case of its gross negligence or willful misconduct. Debtor agrees to indemnify Securities Intermediary and Transfer Agent against all claims, liabilities and expenses incurred, sustained or payable by Securities Intermediary or Transfer Agent arising out of this Agreement except to the extent directly caused by the Securities Intermediary’s or the Transfer Agent’s gross negligence or willful misconduct.
     Section 11. Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.
     Section 12. Notice of Adverse Claims. Except for the claims and interests of the Secured Party and of Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any financial asset credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any Collateral carried therein, the Securities Intermediary will promptly notify the Secured Party and Debtor thereof.
     Section 13. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.
     Section 14. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

Secured Party:	HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070
Attention: Treasurer
Fax no.: . (847) 205-7538

with copies to:

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070
Attention: Deputy General Counsel-Corporate
Law Fax no.: (847) 564-6366

HSBC Securities, Inc.
425 Fifth Avenue, Lower Level
New York, N.Y. 10018
(Telecopy No. (212) 525-2479)
Attention: Vince Clark

HSBC Taxpayer Financial Services Inc.
200 Somerset Corporate Boulevard
Bridgewater, N.J. 08807
(Telecopy No. (908) 203-4211)
attention: CEO and Managing Director

HSBC Taxpayer Financial Services Inc.
90 Christiana Road
New Castle, DE 19707
(Telecopy No. (302) 327-2507)
attention: General Counsel

Debtor:	Block Financial LLC
One H&R Block Way
Kansas City, MO 64105
Attention: Becky Shulman (Telecopy
No. (816) 854-8043), David Staley
(Telecopy No. (816) 854-8043) and Andrew
Somora (Telecopy No. (816) 802-1043)

Securities Intermediary:	HSBC Investor Funds
c/o HSBC Investments (USA) Inc.
452 Fifth Avenue
New York, NY 10018
Attention: Richard Fabietti
Telephone: 212 525-2387
Fax No.: 917 525-1032

with a copy to:

HSBC Investments (USA) Inc.
452 Fifth Avenue
New York, NY 10018
Attention: James M. Curtis
Telephone: 212 525-6961
Fax No.: 917 229-5219

Transfer Agent:	Citi Fund Services Ohio, Inc.
3455 Stelzer Road
Columbus, Ohio 43219
Attention: Ayre Spencer
TA Risk Management
Telephone: 1-877-244-2424
Telecopy: (614) 428-3061
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Debtor, Secured Party or Securities Intermediary may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Section 15. Termination. The rights and powers granted herein to the Secured Party have been granted in order to perfect its security interests in the Securities Account, are powers coupled with an interest and will neither be affected by the bankruptcy of Debtor nor by the lapse of time. This Agreement, the rights and powers granted herein to the Secured Party, and the obligations of the Securities Intermediary hereunder shall automatically terminate upon the termination of the Secured Party’s security interests pursuant to the terms of the Security Agreement. The Secured Party shall promptly provide written notice of such termination to the Securities Intermediary.
     Section 16. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

BLOCK FINANCIAL LLC
By:
Name:
Title:

HSBC FINANCE CORPORATION
By:
Name:
Title:

HSBC INVESTOR FUNDS, as Securities Intermediary
By:
Name:
Title:

EXHIBIT C
[FORM OF HSBC TFS LETTER]
HSBC TAXPAYER FINANCIAL SERVICES, INC.
90 Christiana Road
New Castle, Delaware 19720
As of January 10, 2008
HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070
Block Financial LLC
One H&R Block Way
Kansas City, MO 64105
Ladies and Gentlemen:
     HSBC Taxpayer Financial Services (“HSBC TFS”) acknowledges that HSBC Finance Corporation (the “Lender”) and Block Financial LLC (the “Borrower”) have notified HSBC TFS that they are party to (1) a Credit and Guarantee Agreement dated as of January 10, 2008 (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”) with H&R Block, Inc., as Guarantor, pursuant to which the Lender has agreed, subject to the terms and conditions thereof, to make loans to the Borrower from time to time and (2) a Security Agreement dated as of January 10, 2008 (as amended, restated or otherwise modified and in effect from time to time, the “Security Agreement”) pursuant to which the Borrower has granted to the Lender a security interest in certain property, including the Borrower’s right, title and interest in and to the Servicing Agreement and the Participation Agreement to secure the obligations of the Borrower under the Credit Agreement. The parties are entering into this letter agreement to set forth certain agreements among them.
     1. Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

     2. Instructions. As contemplated in the Credit Agreement and the Security Agreement, the Borrower hereby authorizes and instructs HSBC TFS: (1) to give notice to the Lender of the Purchase Price of all Participation Interests to be purchased by the Borrower under the Participation Agreement, such notice to be given to the Lender simultaneously with the giving of notice to the Borrower under Section 4.3 of the Participation Agreement but in any case not later than 9:30 a.m., New York City time; (2) to accept from the Lender for the account of the Borrower the proceeds of Loans made by the Lender to the Borrower under the Credit Agreement in payment of the Purchase Price of Participation Interests to the extent of the amount of such Loans; (3) to pay 97% of all amounts from time to time payable to the Borrower by HSBC TFS under Section 6 of the Participation Agreement in respect of the repurchase of Participation Interests which have been financed by the Lender direct to the Lender to such account as it shall specify from time to time; and (4) to pay 97% of all amounts from time to time to be remitted to the Borrower by HSBC TFS under Section 3.4(b)(iii) of the Servicing Agreement in respect of principal of HSBC RALs in which the Borrower has purchased Participation Interests which have been financed by the Lender directly to the Lender to such account as it shall specify from time to time; provided, that so long as no Event of Default has occurred and is continuing under the Credit Agreement, HSBC TFS is authorized and instructed to pay 3% of all amounts from time to time to be remitted to the Borrower by HSBC TFS under Section 3.4(b)(ii) of the Servicing Agreement in respect of HSBC RALs in which the Borrower has purchased Participation Interests which have been financed by the Lender directly to the Borrower to such account as it shall specify from time to time.
     The Borrower and HSBC TFS agree that the authorizations and instructions in the preceding paragraph may not be waived, modified or revoked without the prior written agreement of the Lender. HSBC TFS hereby acknowledges and agrees to the instructions in the preceding paragraph. The Lender agrees that it shall give prompt written notice to HSBC TFS and the Borrower when all Loans borrowed and other amounts payable under the Credit Agreement have been paid in full and no further Commitment exists thereunder, at which time the authorizations and instructions in the preceding paragraph and the agreements of the parties in this letter agreement shall terminate.
     3. Miscellaneous. Except as provided in paragraph 2, all notices and other communications provided for in this letter agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

Lender:	HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070
Attention: Treasurer
Fax no.: (847) 205-7538

with a copy to:

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070

Attention: Deputy General Counsel- Corporate Law

Fax no.: (847) 564-6366
HSBC Securities, Inc.
425 Fifth Avenue, Lower Level
New York, N.Y. 10018
(Telecopy No. (212) 525-2479)
Attention: Vince Clark

HSBC Taxpayer Financial Services Inc.
200 Somerset Corporate Boulevard
Bridgewater, N.J. 08807
(Telecopy No. (908) 203-4211)
attention: CEO and Managing Director

HSBC Taxpayer Financial Services Inc.
90 Christiana Road
New Castle, DE 19707
(Telecopy No. (302) 327-2507)
attention: General Counsel

Borrower:	Block Financial
One H&R Block Way
Kansas City, MO 64105
Attention: Becky Shulman (Telecopy
No. (816) 854-8043), David Staley
(Telecopy No. (816) 854-8043) and Andrew
Somora (Telecopy No. (816) 802-1043)

HSBC TFS:	HSBC Taxpayer Financial Services Inc.
90 Christiana Road
New Castle, Delaware 19720
Attention: CEO and Managing Director
Telephone: 908-203-4441
Fax No.: 302-327-2533
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this letter agreement shall be deemed to have been given on the date of receipt. Without limiting paragraph 2 hereof, the Lender, the Borrower or HSBC TFS may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     This letter agreement shall be governed by and construed in accordance with the law of the State of New York.

     By executing this letter agreement in the space below, each of the Borrower, HSBC TFS and the Lender agree to the terms and provision of this letter agreement.

Very truly yours, HSBC TAXPAYER FINANCIAL SERVICES, INC.
By:
Name:
Title:

Accepted and agreed: HSBC FINANCE CORPORATION
By:
Name:
Title:

Accepted and agreed: BLOCK FINANCIAL LLC
By:
Name:
Title:

EXHIBIT D
[FORM OF OPINION OF STINSON MORRISON HECKER LLP]
January 10, 2008
HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070
Ladies and Gentlemen:
          We have acted as special counsel for Block Financial LLC (the “Borrower”) and H&R Block, Inc. (the “Guarantor” and, together with the Borrower, the “Credit Parties”), in connection with the Credit and Guarantee Agreement, dated as of January 10, 2008 (the “Credit Agreement”), by and among the Borrower, the Guarantor and HSBC Finance Corporation (the “Lender”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and capitalized terms defined in the Security Agreement (defined below) and used herein, but not defined in the Credit Agreement, shall have the meanings given to them in the Security Agreement.
          In connection with this opinion letter, we have examined originally executed counterparts or other copies identified to our satisfaction of the following documents (the “Reviewed Documents”):
(a)	the Credit Agreement;

(b)	the Security Agreement, dated as of January 10, 2008 (the “Security Agreement”), between the Borrower and the Lender;

(c)	the Investment Account Control Agreement dated as of January 10, 2008 (the “Control Agreement”), among the Borrower, the Lender and HSBC Investor Funds (the “Securities Intermediary”);

(d)	the letter agreement, dated as of January 10, 2008 (the “HSBC TFS Letter”) among the Borrower, the Lender and HSBC TFS;

(e)	the Form UCC-1 Financing Statement naming the Borrower, as Debtor, and the Lender, as Secured Party, filed or to be filed by Lender in the office of the Secretary of State of Delaware in the form attached hereto as Exhibit A (the “Financing Statement”);

(f)	the following documents regarding the Borrower: (i) the certificate of conversion and certificate of formation and any amendments thereto certified as of the date hereof by the Secretary of the Borrower, (ii) the Operating Agreement, dated as of January 1, 2008, and any amendments thereto certified as of the date hereof by the Secretary of the Borrower, (iii) a copy of the resolutions of the sole member of the Borrower certified as of the date hereof by the Secretary of the Borrower and (iv) a certificate of good standing dated January 8, 2008 issued by the Secretary of State of Delaware;

(g)	the following documents regarding the Guarantor: (i) the articles of incorporation and any amendments thereto certified as of the date hereof by the Secretary of the Guarantor, (ii) the by-laws and any amendments thereto certified as of the date hereof by the Secretary of the Guarantor, (iii) a copy of the resolutions of the Board of Directors of the Guarantor certified as of the date hereof by the Secretary of the Guarantor and (iv) a certificate of good standing dated January 8, 2008 issued by the Secretary of State of Missouri; and

(h)	such other, agreements, certificates, documents, orders, pleadings, records and papers, including, without limitation, certificates of public officials and certificates of representatives of the Borrower and the Guarantor, as we have deemed appropriate, in our professional judgment, to render the opinions set forth below.
          The documents specified in items (a) through (d) above are hereinafter collectively called the “Loan Documents” and individually, a “Loan Document.”
          In rendering the opinions and confirmations set forth herein, we have made, without investigation on our part, the following assumptions:
     a. (i) Each Reviewed Document submitted to us as an original is authentic; (ii) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (iii) all signatures appearing on Reviewed Documents are genuine; (iv) the execution, delivery and performance of each Loan Document have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of, and each Loan Document has been duly executed and delivered by, the parties thereto other than the Credit Parties, and each Loan Document is, under all applicable laws, the valid and binding obligation of the parties thereto (other than the Credit Parties) enforceable against such parties (other than the Credit Parties) in accordance with its terms; (v) all natural persons who have signed or will sign any of the Reviewed Documents had, or will have, as the case may be, the legal capacity to do so at the time of such signature; and (vi) excluding Reviewed Documents, there is no agreement, understanding, course of dealing or performance, usage of trade, or writing defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Loan Documents.

     b. The statements, recitals, representations and warranties as to matters of fact set forth in the Loan Documents are accurate and complete. All certificates and similar documents provided to us by public officials are accurate and complete. The certificates provided to us by either or both of the Credit Parties are accurate and complete as to the factual matters set forth therein.
     c. There is no circumstance (such as, but not limited to mutual mistake of fact or misunderstanding, fraud in the inducement, duress, undue influence, waiver or estoppel) extrinsic to the Loan Documents which might give rise to a defense against enforcement of any of the Loan Documents.
     d. The conduct of the parties and their respective agents in connection with the Loan Documents and the transactions contemplated thereby has complied with any requirements of good faith, fair dealing, and conscionability.
     e. The Collateral exists, and the Borrower has sufficient rights in the Collateral to grant a security interest therein under Section 9-203 of the New York UCC (defined below), the Missouri UCC (defined below) or the Delaware UCC (defined below), as applicable, and we express no opinion as to the nature or extent of the rights or title of the Borrower in and to any of the Collateral.
     f. Each opinion recipient is without notice of any defense against enforcement of any rights created by, or any adverse claim to any property or security interest transferred or created as a part of or contemplated by, the Loan Documents.
     g. The Financing Statement has been, or will be, properly filed and indexed in the Uniform Commercial Code records of the Secretary of State of Delaware.
     h. The Securities Intermediary is a “securities intermediary” (as defined in § 8-102(a)(14) of the New York UCC) with respect to the Collateral which is the subject of the Control Agreement.
          Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:
          1. Borrower is a limited liability company validly existing and in good standing under the laws of the State of Delaware, Guarantor is a corporation validly existing and in good standing under the laws of the State of Missouri, and each Credit Party has the limited liability company or corporate (as applicable) power to own its properties and to carry on its business as presently conducted by it as described in the Guarantor’s Form 10-K for the year ended April 30, 2007, as amended, or any of the Guarantor’s subsequent filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
          2. Each Credit Party has all requisite limited liability company or corporate (as applicable) power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and has taken all necessary limited liability company or corporate (as applicable) action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party.
          3. Each Credit Party has duly executed and delivered the Loan Documents to which it is a party and such Loan Documents constitute the legal, valid and binding agreements of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.
          4. The execution and delivery by each Credit Party of each Loan Document to which it is a party do not, and the performance of its obligations thereunder will not, (a) violate the Borrower’s certificate of formation or Operating Agreement, dated as of January 1, 2008, or the Guarantor’s articles of incorporation or by-laws, as the case may be, (b) violate any applicable law, statute or regulation of the United States or the State of Missouri that we, based upon the scope of our representation of and our experience with such Credit Party, reasonably recognize as applicable to such Credit Party with respect to transactions of the type contemplated by the Loan Documents, (c) violate any order, writ, judgment, injunction, decree, determination or award of any court or other Governmental Authority binding upon such Credit Party of which we have knowledge, or (d) breach, constitute a default under, result in the acceleration of (or entitle any party to accelerate) the maturity of, any obligation of a Credit Party under, or result in or require the creation of any lien upon or security interest in (other than pursuant to the Loan Documents) any of its property pursuant to the terms of, the Bank Revolvers and the other financing agreements and instruments and the BFC Program Contracts listed on Exhibit B attached hereto.
          5. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority of the United States, the State of Missouri or the State of Delaware is required for the execution and delivery by a Credit Party, or the validity or enforceability against such Credit Party, of each Loan Document to which it is a party other than (i) such as have been obtained, made or given and are in full force in effect, (ii) the filing of financing statements (including the Financing Statement) under the Uniform Commercial Code pursuant to the requirements of the Loan Documents and (iii) any authorization, approval, notice, filing or other action which is not a condition required to be satisfied on or before the Effective Date but is itself a future obligation of such Credit Party under a Loan Document.
          6. To our knowledge, there is no suit, action or proceeding pending against either Credit Party before any court, governmental or regulatory authority, agency or commission, or board of arbitration or overtly threatened against either Credit Party in writing which (whether pending or threatened) challenges the legality, validity or enforceability of any Loan Document.

          7. The Security Agreement is effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in the Collateral described in the Security Agreement to secure the Obligations. Assuming that the Financing Statement was filed in the office of the Secretary of State of Delaware (the “Filing Office”), the security interest of the Lender in the Collateral has been duly perfected in that portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the Delaware UCC. Without limiting the foregoing, the security interest of the Lender in the Securities Account has been perfected pursuant to the execution and delivery of the Control Agreement.
          8. The making of the Loans and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulations T, U and X of the Board of Governors of the Federal Reserve Board.
          9. The Borrower is not an “investment company” or a company “controlled by” an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
     Our opinions set forth above are subject to the following additional qualifications and limitations:
a.	The enforceability of each Loan Document is subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, assignment for the benefit of creditors and other similar laws affecting the rights and remedies of creditors. This qualification includes, without limitation, the avoidance, fraudulent transfer and preference provisions of the federal Bankruptcy Code of 1978 (11 U.S.C. §§ 101 et seq.), as amended, and the fraudulent transfer and conveyance laws of the State of Missouri, and we render no opinion that any transaction provided for in the Loan Documents would not be subject to avoidance or otherwise adversely affected under such provisions or laws.
b.	The enforceability of each Loan Document is subject to the effect of principles of equity (including those respecting the availability of specific performance), whether considered in a proceeding at law or in equity, and the limitations imposed by applicable procedural requirements of applicable state or federal law.
c.	The enforceability of each Loan Document is subject to (1) the effect of generally applicable rules of law that limit or deny the enforceability of provisions (i) purporting to waive defenses or rights or the obligations of good faith, fair dealing, diligence and reasonableness; (ii) purporting to authorize a party to take discretionary independent actions for the account of, or as agent or attorney-in-fact for, a Credit Party under a Loan Document; or (iii) purporting to provide for the indemnification or exculpation of a party with respect to such party’s intentional acts or gross negligence, with respect to securities law violations or to the extent that such provisions violate public policy considerations; and (2) the effect of generally applicable rules of law that may, where a portion of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the transaction or contract.
d.	We express no opinion as to the enforceability of (i) any contractual provision which either directly or indirectly limits or tends to limit the time in which any suit or action may be instituted by a party; (ii) any contractual provision which requires a party to execute and deliver additional agreements or instruments other than agreements or instruments which are limited in effect to effectuating the express terms of a Loan Document and do not expand or modify such terms; (iii) any waiver by a party of personal service of process or any consent of a party to service of process upon it in a manner that does not satisfy the requirements of applicable law; (iv) any waiver by a party of its right to a jury trial, (v) any provision of a Loan Document that purports to waive or modify the rules identified in Section 9-602 of the applicable Uniform Commercial Code; and (vi) any contractual provision which would have the effect of giving the Lender cumulative or duplicative remedies, to the extent such cumulative or duplicate remedies purport to or would have the effect of compensating the Lender in amounts in excess of the actual amount of the indebtedness owed to the Lender and other loss suffered by the Lender.
e.	The enforceability of any right of set-off in any of the Loan Documents is subject to the effect of common law principles pertaining to set-off, such as mutuality of obligations, maturity of obligations, and the like.
f.	The enforceability of a Loan Document which purports to be a guarantee of, or the grant of a lien or security interest for, the payment or performance of obligations of another person (“guaranteed obligations”), including, without limitation, the applicable provisions of the Credit Agreement, is subject to the effect of generally applicable rules of law that may discharge the guarantor or grantor of such lien or security interest to the extent that (i) action or inaction by the beneficiary of the guaranteed obligations impairs the value of collateral securing guaranteed obligations to the detriment of such guarantor or grantor or (ii) the guaranteed obligations are materially modified.
g.	With respect to the recovery of attorneys’ fees under the Loan Documents, to the extent that the laws of the State of Missouri are applicable, the provisions of Mo. Rev. Stat. § 408.092 limit the right to recover attorneys’ fees in connection with a “credit agreement” (as defined in Mo. Rev. Stat. § 432.045.1) and reads in pertinent part as follows:
Notwithstanding any other provision of law to the contrary, attorneys’ fees are permitted to enforce a credit agreement provided the enforcing attorney is a licensed member of the Missouri Bar or is authorized to practice law in Missouri, and such fees meet one of the following requirements:
     (1) Such fees are included in a written credit agreement, and are not otherwise prohibited by law; or

     (2) Such fees do not exceed fifteen percent of the outstanding credit balance in default, provided such credit was extended by a for-profit business or credit union. ...
At the court’s discretion, additional fees may be awarded to the attorney for the prevailing party.
A “credit agreement” is defined in Mo. Rev. Stat. § 432.045.1 as “an agreement to lend or forebear repayment of money, to otherwise extend credit, or to make other financial accommodation.”
h.	With respect to the enforceability of any contractual provision stating that the Credit Agreement or any of the other Loan Documents or the obligations, rights or remedies of the parties thereunder shall be governed by or construed or determined in accordance with the laws of the State of New York, we call your attention to the following: Missouri courts generally apply the rules of Section 187 of the Restatement (Second) of Conflicts of Law (1971) in deciding whether to give effect to the parties’ choice of the state whose law will govern the interpretation of their contractual rights and duties. State ex rel. Geil v. Corcoran, 623 S.W.2d 557, 559 (Mo. Ct. App. 1981); Davidson & Associates, Inc. v. Internet Gateway, 334 F. Supp. 2d 1164, 1175 (E.D. Mo. 2004). Section 187 of the Restatement provides in pertinent part as follows:
(1)	The law of the state chosen by the parties to govern their contractual rights and duties will be applied if the particular issue is one which the parties could have resolved by an explicit provision in their agreement directed to that issue.

(2)	The law of the state chosen by the parties to govern their contractual rights and duties will be applied even if the particular issue is one which the parties could not have resolved by an explicit provision in their agreement directed to that issue unless either:
(a)	the chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties’ choice, or

(b)	application of the law of the chosen state would be contrary to a fundamental policy of a state which has a materially greater interest than the chosen state in the determination of the particular issue and which, under the rule of § 188 [of the Restatement], would be the state of the applicable law in the absence of an effective choice of law by the parties.
     While the Missouri choice of law rules are, nevertheless, not entirely settled, we believe that a state or federal court sitting in the State of Missouri, properly presented with the question and properly applying the choice of law rules of the State of Missouri should honor the provisions of a Loan Document stating that, to the extent provided therein, the rights and duties of the parties thereto are to be governed by the laws of the State of New York (except as to matters of procedure which may be governed by the laws of the forum state) unless either (a) the State of New York has no substantial relationship to the parties to such Loan Document or the transactions contemplated by such Loan Document and there is no reasonable basis for such parties’ choice or (b) application of the laws of the State of New York would be contrary to a fundamental policy of the State of Missouri and the State of Missouri has materially greater interest than the State of New York in the determination of the particular issue.
i.	With respect to the enforceability of any contractual provision in the Credit Agreement or any other Loan Document whereby the parties submit to the jurisdiction of the federal and New York State courts located in the City or County of New York in connection with any suit, action or proceeding related to such agreement or any of the matters contemplated thereby, we call your attention to the following: Missouri courts generally follow the holding of the Missouri Supreme Court in High Life Sales Co. v. Brown-Forman Corp., 823 S.W.2d 493 (Mo. 1992) that a forum selection clause in a contract should be enforced unless it is unfair or unreasonable to do so. Id. at 494. Factors considered by Missouri courts in determining the fairness of enforcing forum selection clauses include (1) whether a forum selection clause is a part of an adhesive contract (i.e., “one in which the parties have unequal standing in terms of bargaining power (usually a large corporation versus an individual) and often involv[ing] take-it-or-leave-it provisions in printed form contracts”, id. at 497), (2) whether the forum selection clause was neutral and reciprocal (Id.) and (3) whether inclusion of the forum selection clause in the contract was the product of fraud or coercion (Marano Enterprises v. Z-Teca Restaurants, L.P., 254 F.3d 753, 757 (8th Cir. 2001)). There are also Missouri cases which have found a forum selection clause to be unreasonable (e.g., High Life Sales).
j.	In addition to the other qualifications set forth in this opinion letter regarding the enforceability of a Loan Document under the laws of the State of Missouri, certain waivers, procedures, remedies and other provisions of any Loan Document covered by such opinion may be rendered unenforceable or limited by the laws, regulations or judicial decisions of the State of Missouri within the scope of this opinion letter, but such laws, regulations and judicial decisions would not render any of such Loan Documents invalid as a whole under the laws of the State of Missouri and would not make the remedies available under such Loan Documents inadequate for the practical realization of the principal rights and benefits purporting to be afforded thereby, except for the economic consequences of any judicial, administrative or other delay or procedure which may be imposed by applicable law.
k.	With respect to our opinions regarding security interests set forth in opinion paragraph 7 above, we advise you that (i) any security interest in “proceeds” (as defined in the New York UCC, the Missouri UCC or the Delaware UCC, as applicable) of Collateral may be limited as to perfection and effectiveness to the extent provided in Section 9-315 of the New York UCC, the Missouri UCC or the Delaware UCC, as applicable; and (ii) the Lender’s rights under the Loan Documents are subject to the rights of the following parties under circumstances described in the applicable sections of the New York UCC, the Missouri UCC or the Delaware UCC, as applicable, set forth below: (a) purchasers of chattel paper or instruments under the circumstances described in Section 9-330 or (b) holders in due course of negotiable instruments, holders to whom negotiable documents of title have been duly negotiated, or protected purchasers of securities, in each case, under the circumstances described in Section 9-331.
l.	We note that in order to continue the perfection of the security interest in that portion of the Collateral which has been perfected by the filing of the Financing Statement under the Delaware UCC for more than five (5) years, a continuation statement must be filed as to such Financing Statement in the Filing Office within six (6) months prior to the expiration of each consecutive five-year period (with the first such period commencing on the date the Financing Statement was duly filed) and in all respects in compliance with Article 9, Part 5 of the Delaware UCC.
m.	We call your attention to the fact that with respect to any security interest in Collateral perfected by the filing of the Financing Statement under the Delaware UCC, the Financing Statement will not be effective to perfect a security interest under the Delaware UCC in (i) any Collateral acquired by the Borrower more than four (4) months after it changes it name so as to make the Financing Statement seriously misleading, unless a new appropriate financing statement indicating its new name is properly filed before the expiration of such four (4) months and (ii) any Collateral four (4) months after it changes its jurisdiction of organization (or if earlier, when perfection under the Delaware UCC would have ceased) unless such security interest is perfected in such new jurisdiction before that termination occurs.
n.	We are expressing no opinion as to the priority of any lien or security interest created by the Loan Documents.
o.	We call your attention that Section 522 of the federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by such debtor before the commencement of such case.
p.	We do not express any opinion as to the attachment or perfection of a security interest in deposit accounts, letter-of-credit rights, money or commercial tort claims as those terms are defined in the New York UCC, the Missouri UCC or the Delaware UCC, as applicable.
q.	We express no opinion with respect to any laws, rules or regulations governing the issuance or sale of securities.
r.	In connection with any matters confirmed by us with respect to the existence or absence of facts, conditions or circumstances, the words “to our knowledge”, “of which we have knowledge”, “known to us” and words of similar import mean that in the course of performing legal services on behalf of any Credit Party, we are without conscious awareness of facts or other information that such confirmed matters are untrue, and in preparing this opinion letter, we have not undertaken any independent verification of such confirmed matters beyond our recollection of legal services currently or previously performed by us for the Credit Parties, and have made no investigation or inquiry with any Credit Party or any other persons regarding such confirmed matters except as stated above in this opinion letter. For purposes of the preceding sentence, the terms “to our knowledge”, “of which we have knowledge”, “known to us” and similar phrases refer to the actual present knowledge of those lawyers of Stinson Morrison Hecker LLP who have devoted substantive attention to the matters relating to the Loan Documents and the other transactions of the Credit Parties occurring on the date hereof, and not to the knowledge of Stinson Morrison Hecker LLP as a firm or its partners or employees generally.
s.	Our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law becoming effective hereafter or future events or circumstances affecting the transactions contemplated by the Loan Documents.
          Our opinions and statements expressed herein are restricted to matters governed by (a) the federal laws of the United States of America; (b) the laws of the State of Missouri, including, without limitation, the Uniform Commercial Code as in effect in the State of Missouri, Mo. Rev. Stat. §§ 400.1-101 et seq. (the “Missouri UCC”); (c) with respect to the opinions given as to the Borrower set forth in opinion paragraphs 1, 2, 3, 4(a) and 5, the Delaware Limited Liability Company Act, 6 Del. Code Ann. §§ 18-101 et seq.; (d) with respect to the opinions given as to the Borrower set forth in the first and third sentences of opinion paragraph 7, Article 9 of the Uniform Commercial Code as in effect in the State of New York, 38 New York Consol. Laws §§ 9-101 et seq. (the “New York UCC”); and (e) with respect to the opinions given as to the Borrower set forth in opinion paragraph 5 and the second sentence of opinion paragraph 7, Article 9 of the Uniform Commercial Code as in effect in the State of Delaware, 6 Del. Code Ann. §§ 9-101 et seq. (the “Delaware UCC”). Except as indicated in the preceding sentence, we express no opinion as to any matter rising under the laws of any other jurisdiction, including, without limitation, the statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions of the State of Missouri. To the extent that any Reviewed Document is governed by or subject to the laws of any state or jurisdiction not specified above in this paragraph with respect to such opinion or confirmation, we have assumed that the laws of such state or jurisdiction (without regard to conflicts of laws principles) are substantively identical to the laws of the State of Missouri.
          This opinion letter is solely for the benefit of the addressee hereof in connection with the execution and delivery of the Loan Documents and may not be relied upon for any other purpose or by any other person for any purpose, without in each instance our prior written consent. We understand that this opinion letter may be included in closing binders with respect to the transactions contemplated by the Loan Documents.
Very truly yours,

EXHIBIT A

Financing Statement

[Attached]

EXHIBIT B
Financing Agreements and Instruments
1.	Indenture dated October 20, 1997 among Block Financial LLC (the “Company”), H&R Block, Inc. (the “Guarantor”) and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (the “First Trustee”), together with:
a.	The First Supplemental Indenture dated as of April 18, 2000 among the Company, the Guarantor, the First Trustee and The Bank of New York, as separate trustee under the Indenture (the “Second Trustee”).

b.	The Company’s 8.50% Notes due 2007, which are guaranteed by the Guarantor pursuant to the guarantees endorsed on said Notes.

c.	The Officers’ Certificate of the Company dated October 26, 2004 establishing the terms of the Notes described in d. below.

d.	The Company’s 5.125% Notes due 2014, which are guaranteed by the Guarantor pursuant to the guarantees endorsed on said Notes.
2.	The Amended and Restated Five-year Credit and Guarantee Agreement dated as of August 10, 2005 among the Company, the Guarantor, the financial institutions which are Lender parties thereto, and JP Morgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), as amended by the First Amendment dated as of November 28, 2006 among the Company, the Guarantor, the Lender parties and the Administrative Agent and the Second Amendment dated as of November 19, 2007 among the Company, the Guarantor, the Lender parties and the Administrative Agent.
3.	The Five-Year Credit and Guarantee Agreement dated as of August 10, 2005 among the Company, the Guarantor, the financial institutions which are Lender parties thereto, and the Administrative Agent, as amended by the First Amendment dated as of November 28, 2006 among the Company, the Guarantor, the Lender parties and the Administrative Agent and the Second Amendment dated as of November 19, 2007 among the Company, the Guarantor, the Lender parties and the Administrative Agent.
4.	The HSBC Retail Settlement Products Distribution Agreement, dated as of September 23, 2005 among HSBC Bank USA, National Association, HSBC TFS, Beneficial Franchise Company Inc., Household Tax Masters Acquisition Corporation, H&R Block Services, Inc., H&R Block Tax Services, Inc., H&R Block Enterprises, Inc., H&R Block Eastern Enterprises, Inc., HRB Digital LLC (successor by merger to H&R Block Digital Tax Solutions, LLC), H&R Block and Associates, L.P. (now dissolved), HRB Innovations Inc. (formerly known as HRB Royalty, Inc.), HSBC Finance Corporation and the Guarantor, as amended by the Joinder and First Amendment to Program Contracts dated as of November 10, 2006 and the Second Amendment to Program Contracts dated as of November 13, 2006, by and among the parties thereto, including, the Lender and the Guarantor, and as further amended from time to time, and any restatement, extension, renewal and replacement thereof.

5.	The First Amended and Restated HSBC Refund Anticipation Loan and IMA Participation Agreement, dated as of November 13, 2006, by and among the Borrower, HSBC Bank USA, National Association, HSBC TFS and HSBC Trust Company (Delaware), National Association, as amended from time to time, and any restatement, extension, renewal and replacement thereof.
6.	The First Amended and Restated HSBC Settlement Products Servicing Agreement dated as of November 13, 2006, among HSBC Bank USA, National Association, HSBC TFS, HSBC Trust Company (Delaware), N.A., and the Borrower, as amended from time to time, and any restatement, extension, renewal and replacement thereof.
7.	The HSBC Settlement Products Indemnification Agreement dated as of September 23, 2005 among HSBC Bank USA, National Association, HSBC TFS, Household Tax Masters Acquisition Corporation, Beneficial Franchise Company Inc., H&R Block Services, Inc., H&R Block Tax Services, Inc., H&R Block Enterprises, Inc., H&R Block Eastern Enterprises, Inc., HRB Digital LLC (successor by merger to H&R Block Digital Tax Solutions, LLC), H&R Block and Associates, L.P. (now dissolved), HRB Innovations Inc. (formerly known as HRB Royalty, Inc.) and the Company, as amended by the Joinder and First Amendment to Program Contracts dated as of November 10, 2006 and the Second Amendment to Program Contracts dated as of November 13, 2006, and as further amended from time to time, and any restatement, extension, renewal and replacement thereof.
8.	The Amended and Restated Bridge Credit and Guarantee Agreement (HSBC), dated as of December 20, 2007, among the Borrower, the Guarantor, the lenders party thereto and HSBC Bank USA, National Association, as administrative agent.
9.	The Amended and Restated Bridge Credit and Guarantee Agreement (BNPP), dated as of December 20, 2007, among the Borrower, the Guarantor, the lenders party thereto and BNP Paribas, as administrative agent.